                            ________________________
                            ________________________

                            ASSET PURCHASE AGREEMENT


                                    between


                            PAPER-PAK PRODUCTS, INC.
                             a Delaware corporation


                                      and


                               WYANT CORPORATION
                             a New York corporation


                               February 23, 1999

                            ________________________
                            ________________________

                                TABLE OF CONTENT

                                                                            Page
ARTICLE 1

DEFINITIONS AND SCHEDULES...................................................   1
1.1    Definitions..........................................................   1

ARTICLE 2

PURCHASE AND SALE OF DIVISION ASSETS........................................   8
2.1    Sale and Delivery....................................................   8
2.2    Assumption of Liabilities............................................  10
2.3    Purchase Price.......................................................  11
2.4    Allocation of Purchase Price.........................................  12
2.5    Proration of Expenses................................................  13
2.6    Transferee Liability and Pre-Payment Expenses........................  13

ARTICLE 3

CLOSING.....................................................................  13
3.1    Closing..............................................................  13
3.2    Deliveries by Seller.................................................  14
3.3    Deliveries of Purchaser..............................................  14

ARTICLE 4

REPRESENTATIONS AND WARRANTIES
CONCERNING SELLER AND THE DIVISION..........................................  15
4.1    Organization and Good Standing.......................................  15
4.2    Due Execution and Delivery and Binding Agreement.....................  15
4.3    No Conflicts.........................................................  15
4.4    Financial Statements.................................................  16
4.5    Title to Property; Encumbrances......................................  16
4.6    Accounts Receivable..................................................  18
4.7    Inventories..........................................................  18
4.8    Trademarks, Patents, Etc.............................................  18
4.9    Insurance............................................................  19
4.10   Indebtedness.........................................................  19
4.11   Judgments; Litigation................................................  19
4.12   Income and Other Taxes...............................................  20
4.13   Questionable Payments................................................  20
4.14   Employee Benefit Matters.............................................  20
4.15   No Undisclosed Liabilities...........................................  22
4.16   Permits, Licenses, Etc...............................................  22
4.17   Regulatory Filings...................................................  22

                                                                            Page
4.18   Consents.............................................................  22
4.19   Material Contracts; No Defaults......................................  23
4.20   Absence of Certain Changes...........................................  24
4.21   Employees and Labor Matters..........................................  25
4.22   Affiliations.........................................................  26
4.23   Compliance with Law..................................................  26
4.24   Product Liability and Product Warranty...............................  26
4.25   Books and Records....................................................  27
4.26   Hazardous Materials..................................................  27
4.27   Brokers' Fees........................................................  28
4.28   Customers and Vendors................................................  28
4.29   Year 2000 Compliance.................................................  28
4.30   Disclosure...........................................................  29
4.31   Disclaimer...........................................................  29

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER.................................  29
5.1    Organization and Good Standing.......................................  29
5.2    Execution and Delivery...............................................  29
5.3    No Conflicts.........................................................  30
5.4    Financing............................................................  30
5.5    Disclaimer...........................................................  30

ARTICLE 6

CONDUCT OF BUSINESS PENDING CLOSING.........................................  32
6.1    Ordinary Course......................................................  32
6.2    Indebtedness or Liens on Division Assets.............................  32
6.3    Accounting...........................................................  32
6.4    Compliance with Legal Requirements...................................  32
6.5    Disposition of Assets................................................  32
6.6    Compensation.........................................................  32
6.7    Modification or Breach of Agreements; New Agreements.................  33
6.8    Capital Expenditures.................................................  33
6.9    Consents.............................................................  33
6.10   Discharge............................................................  34

ARTICLE 7

ADDITIONAL COVENANTS........................................................  34
7.1    Covenants of Seller..................................................  34

                                                                               Page
7.2    Covenants of Purchaser.................................................  35
7.3    Access and Information.................................................  36
7.4    Expenses...............................................................  37
7.5    Publicity; Employee Communications.....................................  37
7.6    Further Assurances.....................................................  37
7.7    Competing Offers; Merger or Liquidation................................  37
7.8    Post-Termination Employment............................................  38
7.9    HSR Filing.............................................................  39
7.10   Meeting; Approval of Seller's Stockholders.............................  39
7.11   Seller Retained Liabilities; Collection of Receivables.................  40
7.12   Audited Financial Statements...........................................  40
7.13   Promotional Materials and Customer Information; Use of Name............  40
7.14   Vacation...............................................................  41
7.15   Delivery of Certain Division Assets....................................  41
7.16   No Third Party Beneficiaries...........................................  41
7.17   ISRA Compliance........................................................  41
7.18   Voting Agreement.......................................................  42
7.19   Fire Damage Remediation................................................  42

ARTICLE 8

CONDITIONS PRECEDENT TO CLOSING...............................................  42
8.1    Conditions of Purchaser................................................  42
8.2    Conditions of Seller...................................................  44

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER.............................................  45
9.1    Termination............................................................  45
9.2    Effect of Termination..................................................  46
9.3    Breakup Fee............................................................  47
9.4    Amendment..............................................................  47
9.5    Waiver.................................................................  48

ARTICLE 10

INDEMNIFICATION...............................................................  48
10.1   Survival of Representations and Warranties.............................  48
10.2   Indemnification........................................................  48
10.3   Third Party Claims.....................................................  49
10.4   Limitations on Indemnification.........................................  50
10.5   Deed Indemnification by Purchaser......................................  51

                                                                            Page
ARTICLE 11

GENERAL PROVISIONS..........................................................  52
11.1   Notices..............................................................  52
11.2   Severability.........................................................  53
11.3   Entire Agreement.....................................................  53
11.4   Successors and Assigns...............................................  53
11.5   Counterparts.........................................................  53
11.6   Recitals, Schedules and Annexes......................................  53
11.7   Construction and Miscellaneous.......................................  53
11.8   Governing Law........................................................  54
11.9   Submission to Jurisdiction...........................................  54
11.10  Disclosure Schedules.................................................  55

LIST OF ANNEXES

LIST OF SCHEDULES

                                LIST OF ANNEXES


Annex No.      Description
2.3(g)         Escrow Agreement
7.18           Voting Agreement
8.1(d)         Winthrop, Stimson, Putnam & Roberts Legal Opinion
8.1(m)         Covenant Not to Compete
8.2(c)         Paul, Hastings, Janofsky & Walker LLP Legal Opinion
8.2(h)         Term Sheet for Purchase and Supply Agreement

                               LIST OF SCHEDULES


Schedule No.       Description
1.1(a)             Excluded Assets
1.1(b)             Exceptions to Definition of GAAP
2.2(g)             Additional Excluded Liabilities
2.4                Purchase Price Allocation
4.3                Conflicts; Consents
4.4                Financial Statements
4.5(a)(i)          Division Owned Real Property
4.5(a)(ii)(B)      Matters Affecting Real Property
4.5(b)             Matters Affecting Personal Property
4.5(c)             Real Property Leases and Licenses; Personal Property Leases
4.5(d)             Condition of Personal Property
4.5(e)             Condition of Real Property and Improvements Thereon
4.6                Accounts Receivable
4.7                Inventories
4.8(a)             Trademarks; Patents
4.8(b)             Restricted Rights to Material Intellectual Property
4.8(c)             Licenses to Proprietary Information
4.9                Insurance
4.10(a)            Indebtedness
4.10(b)            Guaranties
4.11               Judgments; Litigation
4.12               Income and Other Taxes
4.14               Employee Benefit Plans

Schedule No.       Description
4.16               Permits
4.18               Consents
4.19(a)            Material Contracts
4.19(b)            Enforceability of Contracts
4.20               Absence of Certain Changes
4.21(a)            Division Employees
4.21(b)            Employment Contracts
4.21(c)            Labor Agreements
4.21(e)            Labor Disputes
4.22               Affiliations
4.24               Product Liability and Product Warranty Experience
4.26               Hazardous Materials
4.27               Brokers Fees
4.28               Customers and Vendors
4.29               Year 2000 Compliant Matters
5.3                Conflicts of Purchaser
7.19               Fire Damage Remediation
8.1(j)             Consents

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of February 23, 1999 between PAPER-PAK PRODUCTS, INC., a Delaware corporation ("Purchaser"), and WYANT CORPORATION, a New York corporation ("Seller").


                                R E C I T A L S


     A. Seller, through its Wyant Health Care Division (the "Division"), owns and conducts a health care products business which manufactures, develops, designs, distributes and sells adult incontinence and related products, including disposable underpads and adult briefs, and airlaid products used for industrial purposes (collectively, the "Division Business").


     B. Seller wishes to sell, and Purchaser wishes to purchase, the Division Business and all of the Division Assets (as defined herein), subject to the assumption by Purchaser of the Assumed Division Liabilities (as defined herein), upon the terms and subject to the conditions hereinafter set forth.


                                   AGREEMENT


     NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE 1


                           DEFINITIONS AND SCHEDULES


     1.1 Definitions. Unless otherwise defined herein or the context otherwise requires, the terms defined in this Article 1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined. Unless otherwise indicated, any reference herein to a "Section," "Article," "Annex" or "Schedule" shall mean the applicable section, article, annex or schedule of or to this Agreement. All accounting terms used in this Agreement not defined in this Article 1 shall, except as otherwise provided for herein, be construed in accordance with GAAP, consistently applied.


     "Action" shall mean any actual claim, suit, arbitration, hearing or proceeding by or before any Governmental Entity or arbitrator and any appeal from any of the foregoing.


     "Adjusted Net Assets" means, as of the Closing Date, the amount by which the Total Division Assets exceeds the Total Division Liabilities, in each case as of the Closing Date, determined in accordance with GAAP on a basis consistent with that reflected in the Division Balance Sheet.

     "Affiliate" of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

     "Agreement" shall mean this Asset Purchase Agreement.

     "Alternative Proposal" shall have the meaning assigned to it in
Section 7.7(a).

     "Assumed Division Liabilities" shall have the meaning assigned to it in
Section 2.2.

     "Bridgewater Facility" shall mean the land and improvements thereon located at 5 and 6 Easy Street, Central Jersey Industrial Park, Bridgewater, New Jersey.

     "Board" shall have the meaning assigned to it in Section 4.2.

     "Claim Notice" shall have the meaning assigned to such term in
Section 10.3(a).

     "Closing" and "Closing Date" shall have the respective meanings assigned to such terms in Section 3.1.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Commission" shall mean the United States Securities and Exchange
Commission.

     "Congress Financial Agreement" shall mean the Loan and Security Agreement dated November 18, 1997 between Seller and certain of its Subsidiaries, on the one hand, and Congress Financial Corporation, on the other hand, as amended and presently in effect.

     "CPSC" shall have the meaning assigned to such term in Section 4.24.

     "DOL" shall mean the United States Department of Labor.

     "Damages" shall mean any and all losses, liabilities, obligations, costs, expenses, damages or judgments of any kind or nature whatsoever (including reasonable attorneys', accountants' and experts' fees, disbursements of counsel, and other costs and expenses incurred pursuing indemnification claims under Article 10 hereof).

     "Division" shall have the meaning assigned to it in Recital A above. All references herein to the Division prior to March 18, 1997 are references to Hosposable Products, Inc., a New York corporation, excluding all interest in IFC.

     "Division Assets" shall have the meaning assigned to it in Section 2.1.

     "Division Contracts" shall have the meaning assigned to it in Section
2.1(c).

     "Division Balance Sheet" and "Division Balance Sheet Date" shall have the respective meanings assigned to them in Section 4.4(a).

     "Division Business" shall have the meaning assigned to it in Recital A above. All references herein to the Division Business prior to March 18, 1997 are references to the business of Hosposable Products, Inc., a New York corporation, excluding all interest in IFC.

     "Division Employees" shall have the meaning assigned to it in Section
4.21.

     "Division Owned Real Property" shall have the meaning assigned to it in
Section 4.5(a).

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "ERISA Affiliate" shall mean any Person which is (or at any relevant time was) a member of a controlled group of corporations within the meaning of Code
Section 414(b), all trades or businesses under common control within the meaning of Code Section 414(c), and all affiliated service groups within the meaning of Code Section 414(m), of which Seller is (or at any relevant time was) a member.

     "Environmental Laws" shall mean all applicable Legal Requirements pertaining to the protection of the environment, the treatment, emission and discharge of gaseous, particulate and effluent pollutants and the use, handling, storage, treatment, removal, transport, transloading, cleanup, decontamination, discharge and disposal of Hazardous. Materials in effect as of the date hereof.

     "Escrow Account" shall mean the escrow account established under the Escrow Agreement.

     "Escrow Agent" shall mean Bank of America or a financial institution mutually agreeable to each party.

     "Escrow Agreement" shall have the meaning assigned to it in Section
2.3(g).

     "Escrow Amount" shall mean the sum of $550,000.

     "Estimate Notice" shall have the meaning assigned to it in Section 2.3(b).

     "Estimated Purchase Price" shall have the meaning assigned to such term in
Section 2.3(b).

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission adopted thereunder.

     "Excluded Assets" shall mean those assets of Seller described on Schedule 1.1(a) attached hereto.

     "Excluded Liabilities" shall have the meaning assigned to such term in
Section 2.2.

     "Financial Statements" shall have the meaning assigned to such term in
Section 4.4(a).

     "GAAP" shall mean, except as set forth in Schedule 1.1(b) attached hereto, United States generally accepted accounting principles.

     "Governmental Entity" shall mean any local, state, federal or foreign (i) court, (ii) government or (iii) governmental department, commission, instrumentality, board, bureau, agency or authority having jurisdiction over the Seller or the Division Business, including the IRS and other taxing authorities.

     "Guaranties" shall have the meaning assigned to such term in Section
4.10(b).

     "HSR Act" shall have the meaning assigned to such term in Section 7.9.

     "Hazardous Material" shall mean any flammable, ignitable, corrosive, reactive, infectious radioactive or explosive substance or material, hazardous waste, toxic substance or related material and any other pollutant or substance or material defined or designated as a hazardous or toxic substance, material or waste by any Environmental Law.

     "Holders" shall have the meaning assigned to it in Section 4.2(b).

     "Holder Shares" shall have the meaning assigned to it in Section 4.2(b).

     "Hourly Plan" shall mean the Production Service and Sales District Council Pension Fund (as amended and restated effective January 1, 1996), as amended thereafter and presently in effect.

     "Hourly Plan Withdrawal Liability" means any and all amounts required to be paid by Seller as a result of Seller's withdrawal from the Hourly Plan.

     "IFC" shall mean IFC Disposables, Inc., a Tennessee corporation.

     "Indenture" shall mean that certain Indenture of Trust dated December 1, 1993, between New Jersey Economic Development Authority and the Bank of New York NA, as trustee.

     "IRB Indebtedness" shall mean Indebtedness of Seller to the New Jersey Economic Development Authority (the "Authority") pursuant to a Loan Agreement with the Authority dated as of December 1, 1993, as amended to date.

     "IRB Indebtedness Liens" shall mean the Liens on certain Division Assets that secure payment of the Seller's obligations to Congress Financial Corporation under the Congress Financial Agreement.

     "IRS" shall mean the United States Internal Revenue Service.

     "ISRA" shall have the meaning assigned in Section 8.1(p) hereof.

     "ISRA Approval" shall have the meaning assigned in Section 8.1(p) hereof.

     "Indebtedness" shall mean, when used with reference to any Person, without duplication, (i) any liability of such Person created or assumed by such Person, or any Subsidiary thereof, (A) for borrowed money, (B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or exchange for, any property or assets (other than inventory or similar property acquired and consumed in the Ordinary Course), including securities and other Indebtedness (other than trade letters of credit), (C) in respect of standby letters of credit issued for such Person's account to which such Person is a party or (D) for the payment of money as lessee under leases that should be, in accordance with GAAP, recorded as capital leases for financial reporting purposes; (ii) any liability of others described in the preceding clause (i) guaranteed as to payment of principal or interest by such Person or in effect guaranteed by such Person through an agreement, contingent or otherwise, to purchase, repurchase or pay the related Indebtedness or to acquire the security therefor; (iii) all liabilities or obligations secured by a Lien upon property owned by such Person and upon which liabilities or obligations such Person customarily pays interest or principal, whether or not such Person has not assumed or become liable for the payment of such liabilities or obligations; and (iv) any amendment, renewal, extension, revision or refunding of any such liability or obligation.

     "Indemnified Party", "Indemnifying Party" and "Indemnifiable Claim" shall have the respective meanings assigned to such terms in Section 10.3(a).

     "Intellectual Property Rights" shall have the meaning assigned to such term in Section 2.1(d).

     "Knowledge" of Seller shall mean, and shall be limited to, the actual knowledge of one or more of the following individuals: Donald C. MacMartin, Marc A. D'Amour, Robert E. Briggs and Martin C. Ostrow [, and with respect to the matters set forth in Section 4.26, the actual knowledge of William J. Rivero].

     "Legal Requirement" shall mean any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or promulgated by any Governmental Entity or any arbitrator.

     "Lien" shall mean all liens (including judgment and mechanics' liens, regardless of whether liquidated), mortgages, assessments, security interests, easements, claims, pledges, trusts (constructive or other), deeds of trust, options or other charges, encumbrances or restrictions.

     "Material Adverse Effect" shall mean a material adverse change in the financial condition, results of operations, properties, assets, liabilities, operations or business of the Division, taken as a whole; provided, however, that the loss of those Division customers previously agreed to in writing by Purchaser and Seller, and any related effect thereof on the financial condition or results of operations of the Division, shall not be deemed to have resulted in, and shall otherwise be excluded from any determination of, a Material Adverse Effect.

     "Material Intellectual Property Rights" shall have the meaning assigned to such term in Section 4.8(a).

     "Meeting" shall have the meaning assigned to such term in Section
7.10(a)(i).

     "NJDEP" shall mean the New Jersey Department of Environmental Protection or its successor.

     "Objection Notice" shall have the meaning assigned to it in Section
2.3(d).

     "Ordinary Course" shall mean ordinary course of the Division's Business, consistent with past practices.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     "Permits" shall have the meaning assigned to such term in Section 4.16.

     "Permitted Liens" shall mean (a) Liens created in the Ordinary Course subsequent to the date of the Division Balance Sheet and which are not material, (b) Liens of record or otherwise that do not and will not materially interfere with the value of, or present use by, the Division Business of the property subject thereto or affected thereby, (c) Liens for taxes, assessments or governmental charges, or landlord's, mechanics', workmen's, materialmen's or similar liens, in each case that are not delinquent or which are being contested in good faith and for which appropriate reserves have been recorded on the books and records of the Division in accordance with GAAP, (d) Permitted Title Matters and (e) IRB Indebtedness Liens.

     "Permitted Title Matters" shall have the meaning assigned to it in Section 4.5(a)(ii)(B).

     "Person" shall mean all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures, Governmental Entities and any other entities.

     "Plan" shall mean any "employee benefit plan" within the meaning of Section 3(3) of ERISA and any other written or oral employee benefit plan, arrangement, practice, contract, policy, or program (other than arrangements merely involving the payment of wages) which are or at any time have been established, maintained, or contributed to by the Company, any Shareholder, or any ERISA Affiliate for the benefit of current or former Division Employees, with respect to which the Company, any Shareholder or an ERISA Affiliate has or may in the future have any liability or obligation to contribute or make payments of any kind. Notwithstanding the foregoing, the term "Plan" shall not include the Hourly Plan.

     "Policies" shall have the meaning assigned to such term in Section 4.9.

     "Post-Closing Purchase Price Estimate" shall have the meaning assigned to such term in Section 2.3(c).

     "Proprietary Information" shall have the meaning assigned to such term in
Section 2.1(d).

     "Purchase Price" shall have the meaning assigned to such term in Section 2.3(a).

     "Purchaser" shall have the meaning assigned to such term in the Preamble.

     "Real Property" shall mean all real property and improvements thereon and all leasehold interests in real property listed on Schedule 4.5(a)(i) and 4.5(c).

     "Remediation Expenses" shall have the meaning assigned to such term in
Section 7.19.

     "Required Financing" shall have the meaning assigned to such term in
Section 8.1(g).

     "Revolving Credit Facility" shall mean the Indebtedness of Seller to Congress Financial Corporation pursuant to the Congress Financial Agreement, and any refinancings thereof and substitutions therefor.

     "Seller" shall have the meaning assigned to such term in the Preamble.

     "Statement" shall mean the notice of meeting, proxy statement and form of proxy, or the information statement (including without limitation any proxy or information statement containing information required by Regulation 14A under the Exchange Act), as the case may be, including any schedules required to be filed with the Commission in connection therewith, to be distributed to the stockholders of Seller in connection with the transactions contemplated by this Agreement.

     "Subsidiary" of a Person shall mean any corporation, partnership, limited liability company, association or other business entity at least 50% of the outstanding voting power of which is at the time owned or controlled directly or indirectly by such Person or by one or more of such subsidiary entities, or both.

     "Tax" shall mean any Federal, state, local or foreign income, gross receipts, license, payroll, unemployment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including, without limitation, taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), employment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax or other tax, assessment or charge of any kind whatsoever, including, without limitation, any interest, fine penalty or addition thereto, whether disputed or not.

     "Tax Return" shall mean any return, declaration, report, claim for refund or information, or statement relating to Taxes, and any exhibit, schedule, attachment or amendment thereto.

     "Total Division Assets" means all Division Assets, calculated in accordance with GAAP on a basis consistent with that reflected in the Division Balance Sheet, as reflected on the books of accounts for the Division as of the Closing Date; provided, however, that the Division's airlay manufacturing equipment shall be treated in the manner provided in Section 2.3(b) hereof.

     "Total Division Liabilities" means all Assumed Division Liabilities, calculated in accordance with GAAP on a basis consistent with that reflected in the Division Balance Sheet, as reflected on the books of account for the Division as of the Closing Date.

     "Voting Agreement" shall have the meaning assigned to it in
Section 4.2(b).

     "Year 2000 Compliant" shall have the meaning assigned to it in
Section 4.29.


                                   ARTICLE 2


                      PURCHASE AND SALE OF DIVISION ASSETS


     2.1 Sale and Delivery. Upon the terms and subject to the conditions appearing herein, Seller agrees to sell and deliver to Purchaser, and Purchaser agrees to purchase and accept from Seller, at the Closing on the Closing Date, free and clear of all Liens of any kind or nature whatsoever (other than Permitted Liens), good and marketable title to the following property and assets relating to the Division (collectively, hereinafter referred to as the "Division Assets"):


          (a) All property and assets located in the States of New Jersey or California;

     (b) All other tangible property used primarily in the Division Business which are not located in the States of New Jersey or California;


     (c) All contracts, agreements, licenses, leases (for both real and personal property), indentures and other legally binding arrangements, whether oral or written that relate primarily to the Division business and (i) are in existence on the date hereof or (ii) are entered into in the Ordinary Course on or prior to the Closing Date and all commitments and orders for the purchase and sale of goods and equipment (including inventory and supplies) and services (including advertising, maintenance and other incidental services) to the extent relating primarily to the Division Business (collectively, the "Division Contracts");


     (d) All patents, copyrights, trademarks, trade names and service marks, and any applications and registrations therefor, that relate primarily to the Division Business (collectively, the "Intellectual Property Rights"), whether registered or not, and any goodwill associated therewith, and all existing trade secrets, know-how, product formulations, processing procedures and finished product specifications that relate primarily to the Division Business (collectively, "Proprietary Information");


     (e) All accounts receivable, notes receivable and loans receivable, relating primarily to the Division Business, together with all agreements, collateral, guarantees, security interests and other Liens and all rights of, or amounts owing to, Seller thereunder or in connection therewith;


     (f) All prepaid expenses of Seller relating primarily to the Division
Assets;


     (g) All rights of Seller under or pursuant to all warranties, representations and guarantees made by suppliers in connection with products or services furnished to Seller primarily in connection with the operation of the Division Business or affecting the Real Property, machinery or equipment used in connection with the Division Assets or the operation of the Division Business;


     (h) All rights solely related to the Division Business under policies of insurance (including those rights related to the Division Business under policies of insurance covering both the Division Business and other operations of Seller), bonds, letters of credit or other similar items, or any cash surrender value or other similar items, in each case of any type or nature whatsoever;


     (i) All books, records, files and papers relating primarily to the Division Business, including, without limitation, all computer programs (in both object and source code form), manuals and data, catalogues, quotations, sales and advertising materials, trade association memberships, research and development records, lists of current and former customers and suppliers, customer credit information, business plans, books of account and personnel, employment and other records relating to the Division Assets;

     (j) All of the goodwill associated with the Division Business;


     (k) To the extent transferable, all Permits;


     (l) All choses in action solely related to the Division Business; and

     (m) All other assets reflected on the Division Balance Sheet (exclusive of inventory sold, accounts receivable collected and supplies consumed in the Ordinary Course);


provided, however, that Division Assets shall not include Excluded Assets.


     2.2 Assumption of Liabilities. As partial consideration for its purchase of the Division Assets, on the terms and subject to the conditions set forth in this Agreement, at the Closing on the Closing Date, Purchaser shall assume and agree to pay, perform, defend and discharge in due course all liabilities, obligations and contracts of Seller of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued and whether arising before, on or after the Closing Date to the extent they relate to the Division Business (collectively, the "Assumed Division Liabilities"); provided, however, that Assumed Division Liabilities do not include and Purchaser shall not assume or otherwise be liable for any of the following (collectively, "Excluded Liabilities"):


     (a) Any liabilities or obligations for income or excise Taxes arising out of or relating to the Division Business or Division Assets for periods ending on or prior to the Closing Date or the sale of Division Assets to Purchaser;


     (b) Any liabilities or obligations to any Affiliate of Seller, including without limitation any liabilities related to products sold by the Division to any Affiliate of Seller prior to the Closing Date;


     (c) Any liability or obligation arising out of or relating to claimed groundwater or other environmental contamination that occurred at or affects the Bridgewater Facility;


     (d) Any liability or obligation arising out or relating to (i) the litigation matter captioned Jesse M. Flores v. Hosposable Products, Inc./Wyant Corporation and (ii) claims by any officer or director of Seller with respect to the Division;


     (e) Any liability or obligation arising out of or relating to the Hourly Plan, including, without limitation, any Hourly Plan Withdrawal Liability;


     (f) Any liability or obligation arising out of or related to any asserted or threatened claim for patent infringement relating to ownership or operation of the airlay manufacturing equipment referred to as "Airlay Line Number Two" prior to the Closing Date; and

    (g) Those liabilities and obligations described on Schedule 2.2(g) attached hereto.

     2.3 Purchase Price.

     (a) As additional consideration for the purchase of all of the Division Assets, Purchaser shall pay a purchase price (the "Purchase Price") equal to
(i) $11,912,000, and (ii) either, as applicable, (A) plus the amount, if any, by which the Adjusted Net Assets as of the Closing Date are greater than $11,116,000, or (B) minus the amount, if any, by which $11,116,000 exceeds the Adjusted Net Assets as of the Closing Date.


     (b) At least three (3) days prior to the Closing Date, Seller, in consultation with Purchaser, shall provide to Purchaser a written notice (the "Estimate Notice") setting forth Seller's good faith estimate of the Purchase Price (the "Estimated Purchase Price"), which Estimate Notice shall specifically set forth each component of the Total Division Assets and the Total Division Liabilities based on the most recent month-end balance sheet for the Division that has been prepared in accordance with GAAP on a basis consistent with that reflected in the Division Balance Sheet. The parties agree that the net book value for the Division's airlay manufacturing equipment to be used in computing the Purchase Price shall not exceed $3,200,000 and, to the extent that the actual net book value of such airlay equipment exceeds $3,200,000, then, for the purposes of calculating the Purchase Price, the net book value of such airlay equipment shall be $3,200,000; provided, however, that if Seller makes any capital expenditures in connection with the airlay manufacturing equipment referred to as "Airlay Line Number One" in excess of $50,000 in the aggregate between the date hereof and the closing date, then the net book value of such equipment will be increased by an amount equal to fifty percent (50%) of the amount of such capital expenditures in excess of $50,000.


     (c) As soon as reasonably practicable after the Closing Date, Seller shall take a physical inventory (which may be observed by Purchaser) of the inventories included in the Division Assets as of the Closing Date. Within sixty (60) days after the Closing Date, Seller shall deliver to Purchaser (i) a balance sheet of the Division as of the Closing Date, that has been prepared in good faith in accordance with GAAP on a basis consistent with that reflected in the Division Balance Sheet, (ii) Seller's calculation of the Purchase Price (the "Post-Closing Purchase Price Estimate"), together with a statement, in reasonable detail, of the manner by which such calculation was determined (including, without limitation, Seller's determination of each component of the Total Division Assets and the Total Division Liabilities) and (iii) such other documentation as Seller possesses that supports such determination. Seller shall make available to Purchaser any of its work papers, financial data and other information used in calculating the Post-Closing Purchase Price Estimate.

     (d) Within thirty (30) days after receipt of the Post-Closing Purchase Price Estimate, Purchaser shall notify Seller in writing (an "Objection Notice") of any objection to the Post-Closing Purchase Price Estimate. If no Objection Notice is given within such thirty-day period, then (i) the Post-Closing Purchase Price Estimate shall be final and binding on all parties and shall be deemed for all purposes to be the Purchase Price and (ii) any amounts payable to Purchaser or Seller as a result of such final determination of the Purchase Price shall be paid as provided in Section 2.3(h). If an Objection Notice is delivered, Seller shall be permitted to take positions which are different from positions taken in the Post-Closing Purchase Price Estimate as submitted to Purchaser and Purchaser agrees that Seller shall not be prejudiced by reason of such differences.

     (e) In the event Purchaser provides a timely Objection Notice, Purchaser and Seller shall, for a period of five (5) days, use their best efforts to resolve any differences between the parties as to the determination of the Purchase Price. In the event Seller and Purchaser are not, within the periods described above, able to resolve such differences, the determination of the Purchase Price shall be referred for final resolution to Pricewaterhouse Coopers LLP. Pricewaterhouse Coopers LLP shall as promptly as practicable, but in no event later than ninety (90) days after receipt by Seller of the Objection Notice, make a determination of the Purchase Price. Such determination shall be final and binding on Purchaser and Seller.

     (f) On the Closing Date, Purchaser shall pay, by wire transfer in immediately available funds to an account specified by Seller, the amount by which the Estimated Purchase Price exceeds the Escrow Amount.

     (g) On the Closing Date, Purchaser, Seller and the Escrow Agent shall execute and deliver an Escrow Agreement substantially in the form of Annex 2.3(g) attached hereto (the "Escrow Agreement") in order to provide Purchaser with (i) a source for obtaining payment of the excess, if any, of the Estimated Purchase Price over the Purchase Price as provided in Section 2.3(h) and (ii) security for indemnifiable claims hereunder. On the Closing Date, Purchaser shall deliver to the Escrow Agent the Escrow Amount for deposit into the Escrow Account. The Escrow Amount shall be payable to Purchaser and/or Seller, as applicable, in accordance with the terms set forth in the Escrow Agreement.

     (h) As soon as practicable, but not more than three (3) business days after final determination of the Purchase Price as set forth above, the following payments shall be made:

          (i) if the Estimated Purchase Price exceeds the Purchase Price, such excess shall be returned to Purchaser from the Escrow Account pursuant to the terms of the Escrow Agreement, and, to the extent any such excess is greater than the Escrow Amount is, shall be payable by Seller to Purchaser by wire transfer in immediately available funds to an account specified by Purchaser; and

          (ii) if the Purchase Price exceeds the Estimated Purchase Price, such excess shall be payable by Purchaser to Seller by wire transfer in immediately available funds to an account specified by Seller.

     2.4 Allocation of Purchase Price. The Purchase Price shall be allocated among the Division Assets being sold and purchased hereunder as set forth in the "Purchase Price Allocation," to be agreed upon by the parties and attached hereto as Schedule 2.4 on the Closing Date. Seller and Purchaser also agree that none of the parties hereto shall take a reporting position for tax purposes inconsistent with the allocations set forth in the Purchase Price Allocation.

     2.5 Proration of Expenses. In computing the Purchase Price, the parties will prorate as of the Closing Date the premiums including any retrospective adjustment under assigned insurance policies, water and other utility charges, fuels, prepaid service contracts which are assigned, general real estate taxes with respect to the Real Property, and any other items as to which a payment made before the Closing Date relates to any period after the Closing Date or a payment made after the Closing Date relates to any period before the Closing Date ; provided, however, that no pro-ration shall be required to the extent that the items and amounts to be pro-rated are properly taken into account in determining the Estimated Purchase Price, as adjusted pursuant to Section 2.3.

     2.6 Transferee Liability and Pre-Payment Expenses.

     (a) All sales Tax and assignment or transfer fees and Taxes (exclusive of federal or state Taxes on or measured by income) payable in connection with the Sale of the Division Assets to Purchaser and the transactions contemplated hereby shall be paid by Purchaser. In the event that Seller pays any of such sales Tax or assignment or transfer fees and Taxes, Purchaser agrees to reimburse Seller immediately in the amount of such sales Tax and assignment or transfer fees and Taxes paid by Seller.

     (b) At or prior to the Closing, Seller shall pay in full all pre-payment fees, charges and expenses payable to any lender to or holder of Indebtedness of Seller or any Affiliate, or any other amount required to be paid to such lender or holder, in connection with the satisfaction of any Indebtedness of Seller or any of its Affiliates that Seller must satisfy in order to consummate the sale of the Division Assets and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Seller shall arrange for the prepayment of all Indebtedness to Congress Financial Corporation and the release of all Liens securing such Indebtedness so that Purchaser's lender is able to substitute itself for Seller's lender in connection with Purchaser's assumption of the IRB Indebtedness, including, without limitation, the issuance by Purchaser's lender of an Alternate Letter of Credit (as defined in the Indenture), in accordance with Section 404(d) of the Indenture.

                                   ARTICLE 3


                                    CLOSING


     3.1 Closing. The purchase and sale of the Division Assets, the assumption of the Assumed Division Liabilities and the consummation of the other transactions contemplated by this Agreement (the "Closing") shall occur at the offices of Paul, Hastings, Janofsky & Walker LLP, 399 Park Avenue, 31st Floor, New York, New York 10022, at 10:00 a.m., New York time, within five business days after the fulfillment of the last of all conditions precedent to the Closing set forth in Article 8, or at such other time or on such other date as shall be agreed upon by Seller and Purchaser, such hour and date being herein generally referred to as the "Closing Date."


     3.2 Deliveries by Seller. At the Closing, Seller shall cause to be delivered to Purchaser, in form reasonably satisfactory to counsel for Seller and Purchaser, the following:


     (a) A bill of sale for those Division Assets that will not be transferred pursuant to specific documents described elsewhere in this Section 3.2;


     (b) A bargain and sale deed to the Division Owned Real Property (the
"Deed");


     (c) An assignment agreement dealing with the assignment by Seller of its rights under the Division Contracts and similar contractual rights;


     (d) Assignment agreements dealing with the assignment by Seller of its rights in the Intellectual Property Rights;


     (e) Such other documents as are, in the reasonable opinion of Purchaser and Seller, necessary or desirable to transfer the Division Assets to Purchaser; and


     (f) All of the documents, certificates, agreements, instruments, releases and opinions required to be delivered under Section 8.1.


     3.3 Deliveries of Purchaser. At the Closing, Purchaser shall cause to be delivered to or for the benefit of Seller, in form reasonably satisfactory to counsel for Seller and Purchaser, the following:


     (a) The Estimated Purchase Price less the Escrow Amount (as required by
Section 2.3(f));


     (b) The Escrow Amount to the Escrow Agent (as required by Section 2.3(g)), which amount shall, subject to the terms of the Escrow Agreement, be released on the second anniversary of the Closing Date;

     (c) An instrument of Purchaser under which Purchaser agrees to pay, perform and discharge the Assumed Division Liabilities; and


     (d) All documents, certificates, instruments, agreements and opinions required to be delivered under Section 8.2.


                                   ARTICLE 4


                         REPRESENTATIONS AND WARRANTIES
                       CONCERNING SELLER AND THE DIVISION


     Seller hereby represents and warrants to Purchaser as follows:


     4.1 Organization and Good Standing. Seller is validly existing as a corporation in good standing under the laws of the State of New York with full power and authority (corporate and other) to own and lease its properties, to conduct its business (including the Division Business) as currently conducted and to enter into and carry out its obligations under this Agreement.


     4.2 Due Execution and Delivery and Binding Agreement. Seller has full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby to which it is or will be a party at Closing and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of the agreements contemplated hereby to which is a party or will be a party at Closing have been duly authorized by all requisite corporate action (subject to the requisite approval of the stockholders of Seller). This Agreement has been, and each of the other agreements contemplated hereby to which it is a party will be as of the Closing Date, duly executed and delivered by Seller (subject to the requisite approval of the stockholders of Seller), and (assuming due execution and delivery by Purchaser) this Agreement constitutes, and each of the other agreements contemplated hereby to which it is a party when executed and delivered will constitute, a valid and binding obligation of Seller, (subject to the requisite approval of the stockholders of Seller), enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.


     4.3 No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (a) have been duly and validly approved by all action of the Board and, subject to the approval of Seller's stockholders contemplated by Section 7.10(a), Seller's stockholders, and no other action of its Board or its stockholders or other corporate action is required under Seller's Articles of Incorporation or Bylaws or under any applicable law to enable Seller to carry out its obligations under this Agreement, (b) except as set forth on Schedule 4.3, will not (i) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any material indenture, mortgage, deed of trust, loan or credit agreement, note agreement, lease, license or other agreement or instrument to which Seller is a party or by which Seller is bound or affected or to which any of the property or assets of Seller is bound or affected including, without limitation, all agreements and arrangements referred to in Schedule 4.19(a), (ii) result in the violation of the provisions of the Articles of Incorporation or Bylaws of Seller or any Legal Requirement applicable to or binding upon it or any Division Asset, (iii) result in the creation or imposition of any Lien upon any Division Asset, (iv) require any material authorization, consent, approval, license, exemption of or filing or registration with any court or Governmental Entity, except such as shall have been lawfully and validly obtained prior to the Closing, or (v) otherwise adversely affect any material contractual or other legal rights or privileges of Seller. Schedule 4.3 attached hereto sets forth a list of all material agreements requiring the consent, waiver, authorization or approval of any Person to any of the transactions contemplated hereby.


     4.4 Financial Statements.


     (a) Schedule 4.4 hereto contains true and complete copies of (i) the unaudited balance sheet (the "Division Balance Sheet") of the Division at December 31, 1998 (the "Division Balance Sheet Date"), and the related unaudited statements of income and cash flows for the twelve months then ended, and (ii) the balance sheet of the Division at December 31, 1997 and the related statements of income and cash flows for the fiscal year then ended (the financial statements described in clause (i) and (ii) above are collectively referred to as the "Financial Statements"). The Financial Statements of the Division for the periods ended on the Division Balance Sheet Date and December 31, 1997 reflect all inter-company transactions between the Division, on the one hand, and Seller and all Subsidiaries of Seller, on the other hand.


     (b) The Financial Statements (i) present fairly in all material respects the financial condition of the Division as of the dates indicated therein and the results of operations and cash flows of the Division for the periods specified therein, (ii) have been prepared in conformity with GAAP applied on a consistent basis during the periods covered thereby and prior periods, except for the absence of footnotes, and (iii) have been derived from the accounting records of Seller and represent only actual, bona fide transactions.


     4.5 Title to Property; Encumbrances.


     (a) (i) Schedule 4.5(a)(i) contains a true and complete legal description of all real property owned in fee by Seller that is necessary to the Division Business as currently conducted (the "Division Owned Real Property") together with a description of all buildings and improvements thereon (the "Division Improvements").


         (ii) (A) Seller has, and immediately prior to the Closing Seller will have, good and marketable fee title to the Division Owned Real Property free and clear of all Liens (other than Permitted Liens and Permitted Title Matters).

              (B) At the Closing, Seller will transfer and deliver to Purchaser good and marketable fee title to the Division Owned Real Property, free and clear of all Liens and matters affecting title other than (1) those matters affecting title set forth on Schedule 4.5(a)(ii)(B) attached hereto, (2) Permitted Liens (the title matters referred to in clauses (1) and (2) being collectively referred to as "Permitted Title Matters") and (3) Liens created by Purchaser.


          (iii) True and complete copies of all environmental reports and audits in the possession of Seller, dated after December 31, 1993, with respect to the Division Owned Real Property have been delivered to Purchaser.


     (b) Seller has, and immediately prior to the Closing will have, good and marketable fee title to all personal property reflected on the Division Balance Sheet as owned by Seller and all personal property acquired by Seller since the Division Balance Sheet Date, in each case free and clear of all Liens except
(i) as set forth on Schedule 4.5(b), (ii) for sales and other dispositions of inventory and equipment in the Ordinary Course since the Division Balance Sheet Date which, in the aggregate, have not been materially different from prior periods, and (iii) Permitted Liens.


     (c) Schedule 4.5(c) contains a list of all real property leases, licenses and personal property leases under which Seller is the lessee or licensee and that relate to real or personal property used primarily in the conduct of the Division Business, in each case which has a future liability in excess of
$25,000 per annum.   True and complete copies of all real property leases,
licenses and personal property leases listed on Schedule 4.5(c) have been delivered to Purchaser heretofore, as well as copies of any title reports and surveys in the possession of Seller, dated after December 31, 1993, relating to any real property held under lease by Seller and used primarily in the Division Business. For the purposes of this Section 4.5(c), a "lease" shall include a sublease. Seller has, and immediately prior to the Closing will have, (i) good and valid leasehold interests in and title to the leased Division Assets (other than leased Real Property), and (ii) peaceful and undisturbed possession in the leased Real Property, in each case free and clear of all Liens other than Permitted Liens.


     (d) To the knowledge of Seller, except as listed on Schedule 4.5(d), all items of personal property owned by Seller and material to the conduct of the Division Business, and all personal property held by Seller pursuant to personal property leases and material to the conduct of the Division Business, are in good operating condition and repair, subject to ordinary wear and tear. The Division Owned Real Property, the real property leased by Seller and used primarily in the conduct of the Division Business, the personal property described in Section 4.5(b) (together with all owned tangible personal property having a cost or fair market value less than $10,000) and the Real Property and personal property held by Seller pursuant to the leases and licenses described in Schedule 4.5(c) comprise all of the real property and personal property used primarily in the conduct of the Division Business, except for such leases or licenses which in each case has a future liability not in excess of $25,000 per annum.

     (e) Except as set forth in Schedule 4.5(e):


          (1) All of the facilities, buildings, plants, structures and improvements (including the Division Improvements) used primarily in the conduct of the Division Business (A) to the knowledge of Seller are in good operating condition and repair, and (B) have adequate access to ingress and egress for the conduct of the Division Business; and


          (2) There are no (i) leases, subleases, licenses, concessions or other agreements, written or oral, granting to any other Person the right to acquire, use or occupy any portion of, any Real Property, (ii) outstanding options or rights of first refusal to purchase all or any portion of Real Property or interest therein, and (iii) Persons (other than Seller) in possession of any Real Property.


     4.6 Accounts Receivable. All accounts receivable of Seller reflected on the Division Balance Sheet and all accounts receivable that have arisen in the conduct of the Division Business since the Division Balance Sheet Date (except such accounts receivable as have been collected since such dates) arose out of bona fide transactions. Schedule 4.6 contains a true and complete aging, in all material respects, of Seller's accounts receivable as of January 31, 1999.


     4.7 Inventories. Except as described in Schedule 4.7, all inventories of raw materials, work-in-process and finished goods set forth or reflected in the Division Balance Sheet have been so reflected in accordance with GAAP. The value at which inventories are carried on the Division Balance Sheet reflect the normal inventory valuation policy of Seller, in accordance with GAAP and on a basis consistent with that of preceding periods, of stating inventory at the lower of cost or market value and with cost being determined on a first-in, first-out basis.


     4.8 Trademarks, Patents, Etc.


     (a) Schedule 4.8(a) contains a true and complete list of all material patents, patent applications, trade names, trademarks, service marks, trademark and service mark registrations and applications, copyrights, copyright registrations and applications, grants of a license or right to Seller with respect to the foregoing, both domestic and foreign, claimed by Seller or used or proposed to be used by Seller primarily in the conduct of the Division Business, whether registered or not (collectively herein, "Material Intellectual Property Rights").


     (b) Except as described in Schedule 4.8(b), Seller owns and has the unrestricted right to use the Material Intellectual Property Rights free and clear of any right, equity or claim of others, subject to any claim of infringement by any third party and any rights of licensors or licensees. Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of the Material Intellectual Property Rights.

     (c) Schedule 4.8(c) contains a true and complete list and description of all licenses of or rights to Proprietary Information granted to Seller by others or to others by Seller, in each case in connection with the Division Business. Except as described in Schedule 4.8(c), (i) Seller has not sold, transferred, assigned, licensed or subjected to any Lien (other than Permitted Liens), any Proprietary Information or any interest therein, and (ii) Seller is not under any written obligation whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Proprietary Information.


     (d) To the knowledge of Seller, there is no claim or demand of any Person received by Seller pertaining to, or any Action that is pending or threatened, which challenges or questions the rights of Seller in respect of any Proprietary Information.


     4.9 Insurance. Schedule 4.9 contains a true and complete list of all insurance policies and bonds and self insurance arrangements (i) currently in force that cover or purport to cover risks or losses to or associated only with the Division Business, Division operations, Division premises, Division Assets, and Division Employees, and (ii) that were in force for the past three (3) years covering or purporting to cover claims for personal injury, product liability, product defect or any other similar event (the "Policies") relating only to the Division Business. True and complete copies of all such Policies have been delivered to Purchaser heretofore.


     4.10 Indebtedness.


     (a) Seller has no liability or obligation for Indebtedness other than as set forth on Schedule 4.10(a), and true and complete copies of all instruments and documents evidencing, creating, securing or otherwise relating to such Indebtedness have been delivered to Purchaser heretofore.


     (b) Schedule 4.10(b) contains a list of all agreements or instruments pursuant to which any of Seller's directors, employees or stockholders have guaranteed any Indebtedness of Seller (the "Guaranties"). True and complete copies of all Guaranties have been delivered to Purchaser.


     4.11 Judgments; Litigation.  Except as set forth on Schedule 4.11:


     (a) There is no (i) outstanding judgment, order, decree, award, stipulation or injunction of any Governmental Entity or arbitrator against Seller that directly relates to the Division or the Division Assets or the Division Business or (ii) Action pending against Seller that directly relates to the Division or the Division Assets or the Division Business. None of the items listed on Schedule 4.11, if decided adversely against Seller, the Division, the Division Assets or the Division Business is reasonably expected to have a Material Adverse Effect.


     (b) To Seller's knowledge, there is no (A) outstanding judgment, order, decree, award, stipulation, injunction of any Governmental Entity or arbitrator against or affecting any officer, director, employee or agent of Seller relating to or affecting the Division or the Division Business, (B) Action threatened against Seller that directly relates to the Division, the Division Assets or Division Business, (C) Action pending or threatened against Seller's officers, directors, employees or agents that directly relates to the Division or the Division Business or (D) basis for the institution of any Action against Seller or any of its officers, directors, employees, properties or assets which, if decided adversely, is reasonably expected to have a Material Adverse Effect.


     4.12 Income and Other Taxes.  Except as set forth on Schedule 4.12:


     (a) All Taxes required to be paid or withheld and deposited through and including the date hereof in connection with the operations of the Division have been duly and timely paid or deposited by Seller, in each case to the extent due and payable. Seller has properly withheld or collected all amounts required by law for income Taxes and employment Taxes relating to its employees, creditors, independent contractors and other third parties, and for Taxes on sales, and, to the extent due and payable, has properly and timely remitted such withheld or collected amounts to the appropriate Governmental Entity.


     (b) No Tax Return of Seller that includes information about Division Assets or the Division Business has been audited or been the subject of other Action by any Governmental Entity. Seller has not received any notice from any Governmental Entity of any pending examination or any proposed deficiency, addition, assessment, demand for payment or adjustment relating to or affecting Seller or its assets or properties, and Seller has no reason to believe that any Governmental Entity may assess (or threaten to assess) any Taxes for any periods ending on or prior to the Closing Date.


     4.13 Questionable Payments. Neither Seller nor any of its directors, officers, agents, employees or other Person associated with or acting on behalf of Seller has, in connection with the Division Business, (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to government officials or employees, or foreign government officials or employees, from corporate funds, (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (d) made any false or fictitious entries on the books of account of Seller or any of its Subsidiaries, or (e) made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.


     4.14 Employee Benefit Matters.


     (a) Schedule 4.14 contains a complete list of all Plans. True and complete copies of each of the following documents (and any amendments thereto), where applicable, have been delivered previously to Purchaser: (i) the Plan documents; (ii) a written description of any Plan which is not in writing; (iii) if the Plan is funded through a trust or any third-party funding vehicle, the trust or other funding agreement; (iv) the Plan's most recent financial statements; (v) the two most recent annual reports (including all schedules and attachments thereto) required by ERISA; (vi) the most recent actuarial report and valuation; (vii) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under Code Section 401 or to be recognized as tax-exempt under Code Section 501(c); (viii) the most recent summary plan description and each summary of material modifications required by ERISA; (ix) any agreement providing for the provision of administrative or investment management services with respect to the Plan; and
(x) all documents and correspondence received from or provided to the DOL, IRS, and PBGC during the past two years.


     (b) Each Plan and related trust, annuity, or other funding agreement complies and has been maintained in compliance with all applicable Legal Requirements. No non-exempt prohibited transaction (as defined in Code Section 4975 and ERISA Sections 406 and 408) has occurred with respect to a Plan and no "fiduciary" of a Plan (as defined in ERISA Section 3(21)) has committed any breach of duty which could subject Seller , any ERISA Affiliate, or any director, officer, or employee thereof to liability under Title I of ERISA or to tax under Code Section 4975. All material obligations required to be performed by Seller and any other Person under the terms of each Plan and applicable Legal Requirements have been performed.


     (c) With respect to each Plan, all required reports and descriptions, including, without limitation, annual reports (Form 5500), summary annual reports, and summary plan descriptions, have been filed and distributed timely. With respect to each Plan which is a welfare plan (as defined in ERISA Section 3(1)), the requirements of Part 6 of Subtitle B of Title I of ERISA and of Code
Section 4980B have been satisfied in all material respects.


     (d) With respect to each Plan, all contributions, premiums, and other payments, including, without limitation, employer contributions and employee salary reduction contributions, have been paid when due or accrued in accordance with the past custom and practice of Seller and any ERISA Affiliate. No Plan that is subject to Part 3 of Subtitle B of Title I of ERISA or to Code
Section 412 has incurred any accumulated funding deficiency, whether or not waived, and no other actual or contingent liability for any other expenses or obligations of any Plan exists.


     (e) Neither Seller nor any ERISA Affiliate maintains or has maintained any time, or contributes to or has contributed to or is or was required to contribute to, any (i) Plan subject to Title IV of ERISA, including, without limitation, any multi-employer plan (as defined in ERISA Section 3(37)), within the past five years, or (ii) funded or unfunded medical, health, accident, or life insurance plan or arrangement for current or future retirees or terminated employees or their spouses or dependents (except to the extent required by Code
Section 4980B).


     (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a termination of employment or other event entitling any Person to any additional or other benefits, or that would otherwise modify benefits or the vesting of benefits, provided under any Plan.

     (g) No event has occurred which could subject Seller or any ERISA Affiliate to any material liability (i) under any Legal Requirement relating to any Plan, or (ii) resulting from any obligation of Seller or an ERISA Affiliate to indemnify any Person against liability incurred with respect to or in connection with any Plan.


     (h) Each Plan which is intended to be qualified under Code Section 401 has received, within the last five years, a favorable determination letter from the IRS. No event has occurred and no facts or circumstances exist which may cause or result in the loss or revocation of such determination.


     (i) With respect to the Hourly Plan, true and complete copies of each of the following have been previously delivered to Purchaser: (i) the plan document; (ii) the trust document; (iii) the most recent financial statements;
(iv) the two most recent annual reports (including all schedules and attachments thereto) required by ERISA; and (v) the most recent estimate of withdrawal liability that would be incurred by Seller and its Affiliates if they were to completely withdraw from the Hourly Plan in 1998. All material obligations required to be performed by Seller and its Affiliates under the terms of the Hourly Plan and applicable Legal Requirements have been performed. Seller and its Affiliates have made all contributions to the Hourly Plan when due.


     4.15 No Undisclosed Liabilities. To Seller's knowledge, except for liabilities or obligations reflected or reserved against in the Division Balance Sheet or the notes thereto or reflected in the Schedules hereto, the Division Business has no material liabilities, whether absolute, accrued, contingent or otherwise, that would be required by GAAP to be reflected on a balance sheet of the Division, except for (i) liabilities or obligations incurred in the Ordinary Course consistent with past practice since the Division Balance Sheet Date and (ii) liabilities or obligations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.


     4.16 Permits, Licenses, Etc. Seller possesses, and is operating in compliance with, all material franchises, licenses, permits, certificates, authorizations, rights and other approvals of Governmental Entities necessary to be obtained by it to (i) occupy, maintain, operate and use the Real Property as it is currently used, (ii) conduct the Division Business as currently conducted, and (iii) maintain and operate its Plans (collectively, the "Permits"). Schedule 4.16 contains a true and complete list of all Permits. Each Permit has been lawfully and validly issued, and no proceeding is pending or, to Seller's knowledge, threatened looking toward the revocation, suspension or limitation of any Permit. Except as set forth in Schedule 4.16, all Permits may be transferred or assigned by Seller to Purchaser without notice to or approval from any Governmental Entity, and the consummation of the transactions contemplated by this Agreement will not result in the revocation, suspension or limitation of any Permit.


     4.17 Regulatory Filings. Seller has made all material required registrations and filings with and submissions to all applicable Governmental Entities relating to the operations of the Division as currently conducted.
All such material registrations, filings and submissions were in compliance with all Legal Requirements when filed, no material deficiencies have been asserted by any such applicable Governmental Entities with respect to such material registrations, filings or submissions, and, to Seller's knowledge, no facts or circumstances exist which would indicate that a material deficiency may be asserted by any such authority with respect to any such material registration, filing or submission.

     4.18 Consents. Except as set forth on Schedule 4.18, all consents, waivers, authorizations and approvals of any Person, or as a result of the consummation of the transactions contemplated hereby, that are necessary for the operations and business of the Division as currently conducted, or for which the failure to obtain the same is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, have been or prior to the Closing Date will be lawfully and validly obtained by Seller.

     4.19 Material Contracts; No Defaults.

     (a) Schedule 4.19(a) contains a true and complete list of all written material contracts, agreements, understandings, arrangements and commitments of Seller that directly relate to the Division Assets or the Division Business or by which the Division or the properties, rights or assets are bound ("Material Contracts"). True and complete copies of such written Material Contracts have been delivered to Purchaser heretofore. For the purposes of subsections (a) and (b) of this Section 4.19, "material" means:

          (i) (A) any agreement with any labor union, (B) any agreement for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of $25,000, (C) any agreement for the employment of any officer, individual employee or other Person on a full time basis or any agreement with any Person for consulting services, (D) any bonus, pension, profit sharing, retirement, deferred compensation, medical, hospitalization or life insurance (other than group medical, hospitalization or insurance plans applicable to all employees of the Division in which benefit levels are not related to compensation) or similar plan, contract or understanding with respect to any or all of the employees of the Division, (E) any indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, guaranty, promissory note or other agreement or instrument relating to or evidencing Indebtedness or subjecting any Division Asset or property to any Lien or evidencing any Indebtedness, (F) any lease or agreement under which Seller is lessee of or holds or operates any real property or material personal property, owned by any other Person under which payments to such Person exceed $25,000 per annum, (G) any lease or agreement under which Seller is lessor or permits any Person to hold or operate any property included in the Division Assets, real, personal or mixed, owned or controlled by Seller, (H) any agreement or arrangement of Seller with regard to the Division and any Affiliate or any "associate" (as this term is defined in the Exchange Act) of Seller or any officer, director or shareholder of Seller, (I) any agreement obligating Seller or any of its Affiliates to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, and (J) any covenant not to compete or other agreement or restriction on its ability to conduct a business or engage in any other activity, and

          (ii) any contract, agreement, understanding, arrangement or commitment that (A) involves payments or receipts by Seller in excess of $25,000, (B) involves capital expenditures in excess of $25,000 or (C) otherwise materially affects the Division.


     (b) Except as described in Schedule 4.19 (b):

          (i) each Material Contract is (x) with respect to Seller, legal, valid, binding, enforceable and in full force and effect (assuming that each such Material Contract is legal, valid, binding, enforceable and in full force and effect as to each party thereto other than Seller) and (y) with respect to any other Person, to the knowledge of Seller, legal, valid, binding, enforceable and in full force and effect;

          (ii) no event or condition has occurred that constitutes or, with notice or the passage of time, or both, would constitute a default or a basis of force majeure or other claim of excusable delay, termination, nonperformance or accelerated or increased rights by Seller or, to Seller's knowledge, any other Person under any Material Contract; and

          (iii) to Seller's knowledge, no party to a Material Contract is in default thereunder or has failed to perform fully thereunder by reason of force majeure or other claim of excusable delay, termination or nonperformance thereunder, the delay, termination or nonperformance of which, or a default under which, has had or is reasonably expected to have a Material Adverse Effect.

     4.20 Absence of Certain Changes. Since December 31, 1998, except as disclosed in Schedule 4.20, Seller has not: (i) with respect to the Division, incurred any debts, obligations or liabilities (absolute, accrued, contingent or otherwise), other than current liabilities incurred in the Ordinary Course which, individually or in the aggregate, are not material; (ii) subjected to or permitted a Lien (other than a Permitted Lien and IRB Indebtedness Liens) upon or otherwise encumbered any of the Division Assets, tangible or intangible;
(iii) with respect to the Division, sold, transferred, licensed or leased any of its assets or properties except in the Ordinary Course; (iv) with respect to the Division, except to the extent required to be set forth in the Division's financial statements, canceled or compromised any debt owed to or by or claim of or against it, or waived or released any right, of material value other than in the Ordinary Course; (v) with respect to the Division, suffered any material physical damage, destruction or loss (whether or not covered by insurance); (vi) made or suffered any change in, or condition affecting, its condition (financial or otherwise), properties, profitability or operations other than changes, events or conditions in the Ordinary Course, none of which (individually or in the aggregate) has had or may have a Material Adverse Effect; (vii) with respect to the Division, made any change in the accounting principles, methods, records or practices followed by it or depreciation or amortization policies or rates theretofore adopted (other than those changes required by Seller's independent auditors in connection with the audit of the Division for the fiscal year ended December 31, 1998); (viii) with respect to the Division, paid, or made any accrual or arrangement for payment of, any severance or termination pay to, or entered into any employment or loan or loan guarantee agreement with, any current or former officer, director or employee or consultant; (ix) with respect to the Division, paid, or made any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind to any employee other than in the Ordinary Course; or (x) entered into any agreement or otherwise obligated itself to do any of the foregoing.

     4.21 Employees and Labor Matters.

     (a) Schedule 4.21(a) contains a list of (1) all full and part-time employees of Seller (the "Division Employees") who, as of a date on or about the date of this Agreement, are engaged in the conduct of the Division Business and (2) all consultants to Seller who have been advising Seller in connection with, the conduct of the Division Business. Schedule 4.21(a) sets forth for each Division Employee the following information as of the date hereof: (i) base or hourly compensation, (ii) accrued and unused vacation and sick pay, and
(iii) bonuses paid or accrued with respect to the current year.

     (b) Schedule 4.21(b) contains a true and complete list of all written contracts, agreements, plans, arrangements, commitments and understandings (formal and informal) pertaining to terms of employment, compensation, bonuses, profit sharing, commissions, incentives, loans or loan guarantees, severance pay or benefits, use of Seller's property and related matters of Seller with any Division Employee or any former employee of or consultant to the Division, other than Plans disclosed on Schedule 4.14. True and complete copies of all such contracts, agreements, plans, arrangements and understandings have been delivered to Purchaser heretofore.

     (c) Schedule 4.21(c) contains a true and complete list of all labor, collective bargaining, union and similar agreements that affect the Division and under or by which Seller or any Affiliate of Seller is obligated, and true and complete copies of all such agreements have been delivered to Purchaser heretofore. Except as set forth in Schedule 4.21(c), the employees of Seller who are engaged in the Division Business are not subject to any collective bargaining agreement, memorandum of understanding or other written document binding on Seller respecting terms and conditions of employment with respect to an identified group of employees. As to the collective bargaining agreements disclosed on Schedule 4.21(c), Seller is not in material default thereunder.

     (d) During the past four (4) years, Seller has not experienced any work stoppage, slow-down, picket, strike, lock-out or other material labor disturbance that affected the Division Business or the premises or products of the Division, nor is any such work stoppage, slow-down, picket, strike, lock-out or other labor disturbance presently occurring or, to the knowledge of Seller, threatened. To Seller's knowledge, (i) there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to the employees of Seller who are engaged in the conduct of the Division Business, and (ii) except for the union representation reflected in the collective bargaining agreements disclosed on Schedule 4.21(c), during the last four (4) years, no union or other labor organization has attempted to organize any current or former employees of the Division Business.

     (e) Except as disclosed on Schedule 4.21(e), there are no claims, controversies, labor disturbances, investigations, proceedings or complaints pending or, to Seller's knowledge, threatened, by any Governmental Entity or any of the employees of Seller who are engaged in the conduct of the Division Business or any party or parties representing any of such employees against Seller before any court, arbitrator or other tribunal. There are no unfair labor practice charges, charges of discrimination, or other similar complaints pending against Seller involving employees now or previously employed by Seller who are or were engaged in the conduct of the Division Business.


     (f) No member of the Division's existing or prior work force has been subjected to any occupational health or safety hazard as a result of its service to the Division that has had or is reasonably expected to have a Material Adverse Effect.


     4.22 Affiliations. Except as disclosed on Schedule 4.22, no Affiliate of Seller has, directly or indirectly, (i) an interest in any Person that (A) furnishes or sells, or proposes to furnish or sell, services or products that are furnished or sold by the Division or (B) purchases from or sells or furnishes to, or proposes to purchase from or sell or furnish to, the Division any goods or services or (ii) a beneficial interest in any contract or agreement to which the Division is a party or by which the Division or any of the Division Assets are affected.


     4.23 Compliance with Law. Seller (i) is not in violation of or conducting, and to Seller's knowledge, has not violated or conducted during the last three (3) years, the Division Business or Division operations in violation of, and has not used or occupied Division properties or assets in violation of, any Legal Requirement, (ii) to its knowledge, has not been alleged by any Governmental Entity to be in violation of any Legal Requirement with respect to the Division, and (iii) has not received any notice of any alleged violation of, or any citation for noncompliance with, any Legal Requirement with respect to the Division, except where such violations, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect.


     4.24 Product Liability and Product Warranty. Schedule 4.24 hereto contains a true and complete description of the Division's product liability and product warranty experience for the last five (5) years, including without limitation, any product recall or retrieval or similar event, whether or not such recall or event was voluntary, was done in cooperation with the Consumer Products Safety Commission ("CPSC") or was publicly announced, any product seizure by any Governmental Entity with respect to the Division, any claim brought or any enforcement or other regulatory action by the CPSC or any other Governmental Entity, any correspondence with any Governmental Entity related to any product sold by the Division at any time during the last five (5) years, and any product in connection with which Seller received safety or quality-related complaints from consumers who, in the aggregate, purchased 5% or more of the total number of units of such product sold by the Division. To its knowledge, except to the extent disclosed on Schedule 4.15 or Schedule 4.24, Seller has no financial liability or other legal responsibility whether or not fault-based, in respect of the advertising or sale of any product, any product or service warranty offered by the Division, or any claimed or actual product flaw, hazard or defect, including, but not limited to, any claimed or actual design defect or warning defect, and the amount reserved in respect of all of the foregoing on the Division Balance Sheet is in all respects sufficient under GAAP.


     4.25 Books and Records. Seller has made available for inspection by Purchaser all the books of account relating to the Division Business. Such books of account are true, correct and complete and reflect all the transactions and other matters required to be set forth under GAAP.


     4.26 Hazardous Materials. Except as set forth on Schedule 4.26, to the knowledge of Seller, and except where any inaccuracy in or breach of the following representations and warranties, individually or in the aggregate, would not have a material adverse effect on the financial condition or results of operations of the Division:


     (a) No Hazardous Material (i) has been released, placed, stored, generated, used, manufactured, treated, deposited, spilled, discharged, released or disposed of on or under any real property currently or previously owned or leased by Seller in connection with the Division Business or is presently located on or under any Real Property (or any property adjoining any Real Property) except for inventories of Hazardous Materials to be used in, or generated in the course of, the Ordinary Course of the Division, (ii) is presently maintained, used, generated, or permitted to remain in place in respect of any Real Property by Seller in violation of any Environmental Law,
(iii) is required by any Environmental Law to be eliminated, removed, treated or mitigated by Seller with respect to the Division or any of the Division Assets, given the nature of its present condition, location, nature, material or maintenance, or (iv) is of a type, location, material, nature or condition with respect to the Division which requires special notification to third parties by Seller under Environmental Law or common law.


     (b) No written notice, citation, summons or order has been received by, and no notice has been given by, Seller and no complaint has been filed, no penalty has been assessed and no claim, investigation or review is pending or threatened by any Governmental Entity, with respect to (i) any alleged violation by Seller of any Environmental Law with respect to the Division Business or any Division Asset or (ii) any alleged failure by Seller to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the Division Business or Division Assets, or (iii) any use, possession, generation, treatment, storage, recycling, transportation, release or disposal by or on behalf of Seller with respect to the Division of any Hazardous Material. Seller has at all times maintained the Division Assets (including the Real Property and all real property previously owned or leased by Seller for use in the conduct of the Division Business) and conducted the Division Business in accordance with all Environmental Laws in all material respects.


     (c) Seller has not received and is not aware of any request for information, notice of claim, demand or notification that it is or that indicates that it may be a "potentially responsible party" or may otherwise be liable with respect to any investigation or remediation of any threatened or actual release of any Hazardous Material with respect to the Division Business or any Division Asset.


     (d) No above-ground or underground storage tanks, whether or not in use, are or have ever been located at any property currently owned or leased by Seller and used in connection with the Division Business.


     (e) No written notice has been received by Seller with respect to the listing or proposed listing of any property currently or previously owned, operated or leased by Seller with regard to the Division on the National Priorities List promulgated pursuant to CERCLA, CERCLIS or any similar state list of sites requiring investigation or cleanup.


     (f) During the last five (5) years, there have been no environmental inspections, investigations, studies, tests, reviews or other analyses conducted by Seller in relation to any Real Property.


     (g) Seller has not released, transported, or arranged for the transportation of any Hazardous Material from any property currently or previously owned, operated or leased by Seller that is or was used in connection with the Division Business.


     4.27 Brokers' Fees. Except as provided in Schedule 4.27 attached hereto, no investment banker, broker, finder or similar agent has been employed by or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and Seller has not entered into any agreement or understanding of any kind with any Person for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.


     4.28 Customers and Vendors. Schedule 4.28 is a correct and complete list of the ten (10) largest customers and the ten (10) largest vendors of the Division, in each case by dollar volume, during the fiscal year ended December 31, 1998. Except as set forth on Schedule 4.28, Seller has no written information indicating from any such customer or vendor that any of such customers or vendors of the Division intends to cease doing business with the Division or materially alter the volume, pricing or terms of business that it is presently conducting with the Division.


     4.29 Year 2000 Compliance. Schedule 4.29 summarizes all efforts taken by Seller to ensure that the software and systems used by the Division Business are Year 2000 Compliant. Seller does not represent or warrant to Purchaser that the software and systems used by the Division Business are in any respects Year 2000 Compliant. For purposes of this Agreement, the term "Year 2000 Compliant" means that the software and systems of the Division Business are able to (i) effectively process date information before, during and after January 1, 2000; (ii) function accurately and without interruption before, during and after January 1, 2000, without any change in operation associated with the advent of the year 2000, the new century or the leap year in 2000,
(iii) respond to two-digit year input in a way that resolves the ambiguity as to the century in a disclosed, defined and predetermined manner; (iv) process two-digit year information in ways that are similarly unambiguous as to century; and (v) store and provide output of date information in ways that are similarly unambiguous as to century. Seller has previously delivered to Purchaser copies of all written communication provided to Seller from the Division's vendors with respect to Year 2000 Compliance.


     4.30 Disclosure. No representation or warranty of Seller in this Agreement and no information contained in any Schedule or other writing delivered by or on behalf of Seller pursuant to this Agreement or at the Closing contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated or to make the statements herein or therein not misleading.


     4.31 Disclaimer. Except, in each case, as expressly set forth in this Agreement or in any document or instrument delivered in connection with the consummation of the transactions contemplated hereby, (i) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES (WHETHER EXPRESS OR IMPLIED) OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE OR OTHERWISE IN REGARD TO THE ACQUIRED ASSETS; AND (ii) SELLER UNDERTAKES NO LIABILITY FOR ANY DAMAGE, LOSS, EXPENSE OR CLAIM OR ANY OTHER MATTER RELATING TO ANY CAUSE WHATSOEVER ARISING UNDER OR PURSUANT TO THIS AGREEMENT, OR ANY DOCUMENT OR INSTRUMENT DELIVERED IN CONNECTION WITH THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH CAUSE BE BASED IN CONTRACT, NEGLIGENCE, STRICT LIABILITY, OTHER TORT OR OTHERWISE).


     4.32 Disclosure in Schedules. Any disclosure contained in any Schedule to this Agreement shall, should the disclosure be relevant to any other Schedule to this Agreement, be deemed to be disclosed with respect to that other Schedule to the Agreement where such disclosure and its significance would be reasonably understood by the party to whom the disclosure is made.


                                   ARTICLE 5


                  REPRESENTATIONS AND WARRANTIES OF PURCHASER


     Purchaser hereby represents and warrants to Seller as follows:


     5.1 Organization and Good Standing. Purchaser is validly existing as a corporation in good standing under the laws of the State of Delaware with full power and authority (corporate and other) to enter into this Agreement and to consummate the transactions contemplated hereby.


     5.2 Execution and Delivery. Purchaser has full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby to which it is or will be a party at Closing and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of the agreements contemplated hereby to which it is a party or will be a party at Closing have been duly authorized by all requisite corporate action. This Agreement has been, and each of the other agreements contemplated hereby to which it is a party will be as of the Closing Date, duly executed and delivered by Purchaser, and (assuming due execution and delivery by Seller) this Agreement constitutes, and each of the other agreements contemplated hereby to which it is a party when executed and delivered will constitute, a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.


     5.3 No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (a) have been duly and validly approved by all action of the Board and, and no other corporate action is required under Purchaser's Certificate of Incorporation or Bylaws or under any applicable law to enable Purchaser to carry out its obligations under this Agreement, (b) except as set forth on Schedule 5.3, will not (i) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any material indenture, mortgage, deed of trust, loan or credit agreement, note agreement, lease, license or other agreement or instrument to which Purchaser is a party or by which Purchaser is bound or affected or to which any of the property or assets of Purchaser is bound or affected, (ii) result in the violation of the provisions of the Certificate of Incorporation or Bylaws of Purchaser or any Legal Requirement applicable to or binding upon it or any Division Asset, (iii) result in the creation or imposition of any Lien upon any Division Asset, (iv) require any authorization, consent, approval, license, exemption of or filing or registration with any court or Governmental Entity, except such as shall have been lawfully and validly obtained prior to the Closing, or (v) otherwise adversely affect any material contractual or other legal rights or privileges of Purchaser. Schedule 5.3 attached hereto sets forth a list of all material agreements requiring the consent, waiver, authorization or approval of any Person to any of the transactions contemplated hereby.


     5.4 Financing. To consummate the acquisition of the Division Business and the other transactions contemplated by this Agreement, Purchaser has advised Seller that it will use commercially reasonable efforts to seek the Required Financing. Subject to changes in financial and credit markets after the date hereof over which Purchaser has no control, Purchaser in good faith believes that it will be able to obtain the Required Financing at or prior to the Closing.


     5.5 Disclaimer. Except as expressly set forth in this Agreement or in any document or instrument delivered in connection with the consummation of the transactions contemplated hereby, PURCHASER UNDERTAKES NO LIABILITY FOR ANY DAMAGE, LOSS, EXPENSE OR CLAIM OR ANY OTHER MATTER RELATING TO ANY CAUSE WHATSOEVER ARISING UNDER OR PURSUANT TO THIS AGREEMENT, OR ANY DOCUMENT OR INSTRUMENT DELIVERED IN

CONNECTION WITH THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH CAUSE BE BASED IN CONTRACT, NEGLIGENCE, STRICT LIABILITY, OTHER TORT OR OTHERWISE).


                                   ARTICLE 6


                      CONDUCT OF BUSINESS PENDING CLOSING


     During the period commencing on the date hereof and continuing through the Closing Date, Seller covenants and agrees (except as expressly contemplated by this Agreement or to the extent that Purchaser shall otherwise expressly consent in writing) that:


     6.1 Ordinary Course. Except as permitted by this Agreement, Seller shall conduct the Division Business in, and only in, the Ordinary Course and, to the extent consistent with such business, shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current managers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and going business value shall be unimpaired at the Closing Date. Seller shall maintain the Division Assets in good condition and repair, subject to ordinary wear and tear.


     6.2 Indebtedness or Liens on Division Assets. Outside of the Ordinary Course, Seller shall not incur any Indebtedness (other than the Revolving Credit Facility) secured by Division Assets, in whole or in part, or otherwise subject the Division Assets to any Lien (other than Permitted Liens).


     6.3 Accounting. Seller shall not make any change in the accounting principles, methods, records or practices followed by it or depreciation or amortization policies or rates heretofore adopted by it, to the extent that any such change would affect the books of account or financial statements of the Division (other than those changes required by Seller's independent auditors in connection with the audit of the Division for the fiscal year ended December 31, 1998). Seller shall maintain the Division books, records and accounts in accordance with GAAP applied on a basis consistent with that of prior periods.


     6.4 Compliance with Legal Requirements. Seller shall comply promptly with all material Legal Requirements that applicable law may impose upon it with respect to the Division or the operations of the Division and with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Purchaser in connection with any such requirements imposed upon Purchaser, or upon any of its Affiliates, in connection therewith or herewith.


     6.5 Disposition of Assets. Seller shall not sell, transfer, license, lease or otherwise dispose of any of the Division Assets, tangible or intangible, or any interest therein, except for sales of inventory and other assets in the Ordinary Course.

     6.6 Compensation.  Other than in the Ordinary Course, Seller shall not
(a) with respect to the Division, adopt or amend in any material respect any collective bargaining, bonus, profit-sharing, compensation, pension, retirement, deferred compensation, employment or other plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding) other than to comply with any Legal Requirement or (b) pay, or make any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind, or any severance or termination pay to, or enter into any employment or loan or loan guarantee agreement with, any current or former officer, director, employee or consultant of the Division Business, except where such action is taken solely in connection with the duties of such officer, director, employee or consultant which are wholly unrelated to the conduct of the Division Business.


     6.7 Modification or Breach of Agreements; New Agreements. Seller shall not terminate or modify, or commit or cause or suffer to be committed any act that will result in a breach or violation by Seller of any term of or (with or without notice or passage of time, or both) constitute a default by Seller under, or otherwise give any Person (other than Seller) a basis for nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement, instrument, arrangement or understanding, written, disclosed in this Agreement or any of the Schedules hereto. Seller shall refrain from becoming a party to any contract or commitment applicable to the Division other than in the Ordinary Course.
Seller shall meet all of its material contractual obligations in connection with the Division Business in accordance with their respective terms.


     6.8 Capital Expenditures. Except for capital expenditures or commitments necessary to maintain the Division Assets in good condition and repair and purchases of capital assets for use primarily in the conduct of the Division Business not exceeding $75,000 in the aggregate, Seller shall not purchase or enter into any contract to purchase any capital assets for use in the conduct of the Division Business; provided, however, that Seller shall consult with Purchaser, and give due consideration to Purchaser's plans for the Division Business, prior to making any such capital expenditures which exceed $75,000 in the aggregate.


     6.9 Consents. Seller shall use commercially reasonable efforts to obtain any consent, waiver, authorization or approval of, or exemption by, any Person required to be obtained or made by any party hereto in connection with the transactions contemplated hereby or the taking of any action in connection with the consummation thereof. Notwithstanding Section 2.1, neither this Agreement nor any other agreement or instrument executed and delivered by Seller hereunder shall constitute a sale or assignment of any Division Asset for which the required consent, waiver, authorization or approval has not been obtained if an attempted sale or assignment without such consent, waiver, authorization or approval would constitute a breach of any agreement or obligation of Seller, unless Purchaser shall have executed and delivered to Seller an indemnification agreement, in form and substance reasonably satisfactory to Seller, with respect to liabilities incurred by Seller arising out of or based upon Seller having breached any contract, license or lease by or as a result of the sale or assignment of a Division Asset to Purchaser without having obtained any requisite consent, waiver, authorization or approval. If any such consent, waiver, authorization or approval cannot be obtained prior to the Closing Date and Purchaser does not agree so to indemnify Seller, Seller shall cooperate with Purchaser, at Seller 's expense, in any reasonable arrangement to provide to Purchaser the benefits of the Division Asset in respect of which the requisite consent, waiver, authorization or approval has not been obtained. Nothing in this Section 6.9 shall be construed as a waiver of any of the conditions set forth in Section 8.1(j).


     6.10 Discharge. Outside of the Ordinary Course, Seller shall not cancel, compromise, release or discharge any claim of Seller that pertains to the Division Business upon or against any Person or waive any right of Seller that pertains to the Division Business and is of material value, and, except as expressly contemplated by this Agreement, not discharge or compromise any material debt or other material obligation of the Division to any person other than Liens, debts or obligations with respect to current liabilities of the Division.


                                   ARTICLE 7


                              ADDITIONAL COVENANTS


     7.1 Covenants of Seller. During the period from the date hereof through the Closing Date, Seller agrees to:


     (a) comply promptly with all Legal Requirements that applicable law may impose upon it with respect to the Division or the operations of the Division and with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Purchaser in connection with any such requirements imposed upon Purchaser or upon any of its Affiliates in connection therewith or herewith;


     (b) use commercially reasonable efforts to obtain any consent, waiver, authorization or approval of, or exemption by, any Person required to be obtained or made by any party hereto in connection with the transactions contemplated hereby or the taking of any action in connection with the consummation thereof. Notwithstanding Section 2.1, neither this Agreement nor any other agreement or instrument executed and delivered by Seller hereunder shall constitute a sale or assignment of any Division Asset for which the required consent, waiver, authorization or approval has not been obtained if an attempted sale or assignment without such consent, waiver, authorization or approval would constitute a breach of any agreement or obligation of Seller, unless Purchaser shall have executed and delivered to Seller an indemnification agreement, in form and substance reasonably satisfactory to Seller, with respect to liabilities incurred by Seller arising out of or based upon Seller having breached any contract, license or lease by or as a result of the sale or assignment of a Division Asset to Purchaser without having obtained any requisite consent, waiver, authorization or approval. If any such consent, waiver, authorization or approval cannot be obtained prior to the Closing Date and Purchaser does not agree so to indemnify

Seller, Seller shall cooperate with Purchaser, at Seller's expense, in any reasonable arrangement to provided to Purchaser the benefits of the Division Asset in respect of which the requisite consent, waiver, authorization or approval has not been obtained. Nothing in this Section 7.1(b) shall be construed as a waiver of any of the conditions set forth in Section 8.1(j).


     (c) use commercially reasonable efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Section 8.1;


     (d) promptly advise Purchaser orally and, within three (3) business days thereafter, in writing of any change in the Division Business or condition that has had or is reasonably expected to have a Material Adverse Effect; and


     (e) from time to time prior to the Closing promptly deliver to Purchaser information concerning events subsequent to the date of this Agreement to and including the Closing Date to supplement or amend the Schedules hereto, as called for by the representations and warranties set forth in Article 4, in order to keep such information therein timely, complete and accurate and any representation or warranty of the Seller, or covenant of Seller contained in
Section 6.4 hereof (but only to the extent that any breach of such covenant is not willful or material), affected thereby shall be deemed to have been amended accordingly for purposes of Article 10; provided, however, that the delivery of such information shall not prevent Purchaser from terminating this Agreement pursuant to Section 9.1(d) at any time at or prior to the Closing.


     7.2 Covenants of Purchaser. During the period from the date hereof to the Closing Date, Purchaser shall:


     (a) comply promptly with all requirements that applicable Legal Requirements may impose upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Seller in connection with any such requirements imposed upon Seller or upon any of Seller's Affiliates in connection therewith or herewith;


     (b) use commercially reasonable efforts to obtain (and to cooperate with Seller in obtaining) any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by Purchaser in connection with the transactions contemplated by this Agreement;


     (c) use commercially reasonable efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Section 8.2;


     (d) provide Seller with such information about Purchaser as may be required under the Exchange Act for inclusion in the Statement;


     (e) promptly following the Closing, Purchaser shall notify all customers and suppliers of the Division Business in writing of the consummation of the transactions contemplated hereby and request that all such customers and suppliers change their respective billing and invoicing codes as appropriate to reflect the change in ownership of the Division Business;


     (f) Purchaser shall use commercially reasonable efforts to obtain the Required Financing; and


     (g) Purchaser shall release the directors and officers of Seller from any claim Purchaser may have with respect to any matter related to the Division Business. Such release shall be in form and substance reasonably satisfactory to counsel for the Seller and the Purchaser.


     7.3 Access and Information.


     (a) During the period commencing on the date hereof and continuing through the Closing Date and, provided that the Closing occurs, for a period of at least six (6) years after the Closing Date with respect to books and records reasonably deemed necessary in connection with (i) the preparation or examination of Tax returns, (ii) Excluded Liabilities, and (iii) financial reporting purposes, each party shall afford to the other party and to such other party's accountants, counsel and other representatives, reasonable access to all of the Division Assets, books, contracts, commitments, records, facilities, technical information, personnel and, during such period, furnish promptly to such other party all documents and information concerning the Division Business, Division Assets and Division Employees as such other party may reasonably request, including, without limitation for the purpose of conducting employment, consultant and "Phase One" environmental audits; provided that such access does not unreasonably interfere with the normal operations of the Division Business.


     (b) Purchaser acknowledges that all information provided to any of it and its representatives, affiliates and agents by Seller and its representatives, affiliates and agents is subject to the terms of two letter agreements between Seller and Purchaser (one bearing a first page date of August 19, 1997 and the other bearing a first page date of August 27, 1997), the terms of which are hereby incorporated by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreements shall terminate. Purchaser and Seller hereby agree that, after the Closing Date, all information received by each party and its affiliates, agents and representatives from the other party and its agents, affiliates and representatives (except, with respect to Purchaser, information that relates primarily to the Division, the Division Assets or the Division Business), shall, for a period of two (2) years following the disclosure of such confidential information, be kept confidential and shall not, without the prior written consent of the party providing such information, be disclosed to any third party. Purchaser and Seller further agree that each party shall use reasonable efforts to cause its directors, officers, employees, advisers and affiliates to comply with the confidentiality obligations set forth in this
Section 7.3(b). For purposes of the second sentence of this Section 7.3(b), the term "information" shall not include information which (i) is or becomes generally available to the public other than as a result of a breach of this
Section 7.3(b), (ii) is obtained from third parties, provided that disclosure by such third party was not a violation of an obligation of secrecy, (iii) was in a party's possession on a non-confidential basis prior to its disclosure, (iv) is independently acquired or developed by a party without violating any of such party's confidentiality obligations and (v) has been made available on an unrestricted basis by the disclosing party or its advisors.

     (c) With respect to all litigation matters relating to the Division Business, Purchaser and Seller will cooperate with each other in their respective efforts to conduct or resolve such litigation, including by making available to such other party, subject to reimbursement by such other party of the reasonable out-of-pocket expenses of the cooperating party, such documents and witnesses as may be deemed necessary or useful therefor in such other party's sole but reasonable discretion.

     7.4 Expenses. All costs and expenses (including, without limitation, all accounting and legal fees and expenses and fees and expenses of any brokers, finders or similar agents) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same. Without limiting the generality of the immediately preceding sentence, (i) Seller shall pay and be liable for any fees, compensation or expenses for or liabilities to counsel, accountants, investment bankers, brokers, finders or agents for Seller with respect to the purchase or sale of the Division Assets or the transactions contemplated by this Agreement, and shall indemnify and hold Purchaser free and harmless in respect thereof, and (ii) Purchaser shall pay and be liable for any fees, compensation or expenses for or liabilities to counsel, accountants, investment bankers, brokers, finders or agents for Purchaser with respect to the purchase or sale of the Division Assets or the transactions contemplated by this Agreement, and shall indemnify and hold Seller free and harmless in respect thereof.

     7.5 Publicity: Employee Communications. At all times prior to the Closing Date, each party shall obtain the consent of the other party hereto prior to issuing any press release or other information to the press, employees of Seller with respect to this Agreement or the transactions contemplated hereby, which consent shall not be unreasonably withheld or delayed; provided, however, that no party shall be prohibited from furnishing any required information to any Governmental Entity or authority pursuant to a Legal Requirement or from making any other disclosure in accordance with any other Legal Requirement.

     7.6 Further Assurances. If at any time after the Closing Date, either party shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other actions or instruments are necessary, to consummate the transactions provided for by this Agreement, or otherwise to carry out the purposes of this Agreement, such other party shall cause its proper officers to execute and deliver, in the name and on behalf of such other party, all such deeds, bills of sale, assignments, and other instruments and do, in the name and on behalf of such other party, all such other necessary actions.

     7.7 Competing Offers; Merger or Liquidation.

     (a) Seller agrees that it will not, directly or indirectly, through any officer, director, employee, accountant, attorney, agent or otherwise, take any action to

     (1) solicit, initiate or encourage

          (i) discussions or negotiations with any person or entity, or

          (ii) the submission of bids, offers or proposals by, any person or entity, or

     (2) commence, continue or participate in discussions or negotiations with, or provide any information to, any person or entity,

with respect to the acquisition in any manner of all or any part of the Division Assets or a joint venture or similar transaction involving all or any part of the Division Business (an "Alternative Proposal"). Subject to Section 7.7(b), Seller will not engage any investment banker, broker, financial advisor or other consultant on a basis which could reasonably be expected to provide such investment banker, broker, financial advisor or consultant with an incentive to initiate or encourage an Alternative Proposal from any person or entity.

     (b) If and so long as Seller has complied in all material respects with its obligations under Section 7.7(a), if it receives an unsolicited Alternative Proposal then (1) Seller may discuss such Alternative Proposal with the party presenting such Alternative Proposal, participate in negotiations with respect to such Alternative Proposal with the party making such proposal and its representatives and provide information with respect to the Division to such party and its representatives, if and to the extent, but only to the extent, that the members of the Board reasonably believe, based upon the written advice of Winthrop, Stimson, Putnam & Roberts, Seller's counsel, that the directors of Seller are under a fiduciary obligation to so cooperate with such party, (2) Seller shall promptly notify Purchaser orally and in writing of the receipt of any such Alternative Proposal and such discussions, negotiations and provision of information, and (3) Seller may engage an investment banking firm or other financial advisor to assist it in connection with such Alternative Proposal discussions and negotiations.

     7.8 Post-Termination Employment.

     (a) Purchaser agrees that it will offer employment to each of the Division employees who is employed by Seller immediately prior to the Closing Date.

     (b) Notwithstanding anything in this Agreement to the contrary, Seller and Purchaser expressly acknowledge and agree that Purchaser is not adopting the collective bargaining agreement presently existing between Seller and the Division's existing bargaining unit. Purchaser will meet with the collective bargaining representative to negotiate a new collective bargaining agreement containing terms and conditions not less favorable than those contained in the collective bargaining agreement presently existing between Seller and the Division's existing bargaining unit, except that Purchaser will substitute a different retirement plan in place of the pension plan presently offered by Seller and/or required by the existing collective bargaining agreement.


     (c) If Purchaser terminates the employment of any Division Employee prior to the first anniversary of the Closing Date, Purchaser shall provide severance benefits no less favorable than the severance benefits currently granted to employees of Purchaser in accordance with Purchaser's internal policies (giving credit to any such terminated Division Employee for his or her time of service with Seller).


     7.9 HSR Filing. To the extent any Person is required in connection with the transactions contemplated hereby to file a notification and report form in compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the rules and regulations promulgated thereunder (collectively, the "HSR Act"), the parties shall agree to fully cooperate with such Person to enable such person to promptly make such filing and to respond to any requests for additional information in connection therewith. The filing fee required by the HSR Act shall be borne by Purchaser.


     7.10 Meeting; Approval of Seller's Stockholders.


     (a) Seller shall, in accordance with its charter documents:


          (i) If required by New York law, duly call, give notice of, convene and hold an annual or special meeting (the "Meeting") of its stockholders as soon as practicable for the purpose of considering and taking action upon this Agreement;


          (ii) Subject to its fiduciary duties under applicable law as advised in writing by Seller's counsel in this transaction, include in the Statement the recommendation of its Board that stockholders of Seller vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby; and


          (iii) Use commercially reasonable efforts (x)(1) to obtain and furnish the information required to be included by it in the Statement, (2) to file the Statement with the Commission, (3) to respond promptly to any comments made by the Commission with respect to the Statement and any preliminary version thereof (a "Preliminary Statement") and (4) to cause the final Statement (the "Definitive Statement") to be mailed to its stockholders at the earliest practicable time and (y) subject to its fiduciary duties under applicable law as advised in writing by counsel, to obtain the approval and adoption of this Agreement and the transaction contemplated hereby by its stockholders to the extent required by applicable law in order to consummate the transactions contemplated hereby (the "Stockholder Approval").


     (b) Prior to Seller filing any Preliminary Statement with the Commission it shall consult with Purchaser with respect to such filing and afford Purchaser reasonable opportunity to comment thereon. Purchaser shall provide Seller with any information for inclusion in the Preliminary Statement and the Definitive Statement which may be required under applicable law and which is reasonably requested by Seller. Seller shall promptly notify Purchaser of the receipt of comments from the Commission and of any request from the Commission for amendments or supplements to the Preliminary Statement or the Definitive Statement or for additional information, and will promptly supply Purchaser with copies of all correspondence between Seller or its representatives on the one hand, and the Commission or members of its staff, on the other hand, with respect to the Preliminary Statement, the Definitive Statement or the transactions contemplated hereby. If at any time prior to the Meeting any event should occur which is required by applicable law to be set forth in an amendment of, or a supplement to, the Definitive Statement, Seller will promptly inform Purchaser. In such case, Seller, with the cooperation of Purchaser, will, upon learning of such event, promptly prepare and mail such amendment or supplement; provided, that prior to such mailing, Seller shall consult with Purchaser with respect to such amendment or supplement and shall afford Purchaser reasonable opportunity to comment thereon. Seller will notify Purchaser at least twenty-four hours prior to mailing the Definitive Statement, or any amendment or supplement thereto, to the stockholders of Seller.


     (c) Seller shall use commercially reasonable efforts to hold the Meeting no later than June 1, 1999.


     7.11 Seller Retained Liabilities; Collection of Receivables. From and after the Closing Date, Seller shall punctually pay, perform and discharge the Excluded Liabilities. From and after the Closing Date, Seller shall remit to Purchaser on a weekly basis, all amounts representing collections of accounts receivable of the Division Business collected by Seller during the prior week.


     7.12 Audited Financial Statements. Seller shall afford Purchaser and its auditors, Ernst & Young LLP, complete access to the Division's books of account and other records (including the work papers of Seller's accounting firm) with respect thereto and access to Seller's officers and employees and provide Purchaser and its accounting firm all assistance and cooperation reasonably necessary to enable Purchaser to obtain audited financial statements of the Division, reported on by Ernst & Young LLP (or Arthur Andersen LLP in the case of 1996), for each of the three fiscal years ended December 31, 1996, 1997 and 1998. Purchaser shall bear the fees and expenses of Ernst & Young LLP and Arthur Andersen LLP in the performance of such audit, and shall reimburse Seller for any out-of-pocket expenses incurred by Seller in providing such access, assistance and cooperation.


     7.13 Promotional Materials and Customer Information; Use of Name.


     (a) On or as soon as reasonably practicable following the Closing Date, Seller shall use commercially reasonable efforts to deliver or cause to be delivered to Purchaser all existing print materials, promotional materials, point of sales materials and advertising copy used by Seller primarily in connection with the Division Business (collectively, the "Promotional Materials"), and all existing customer and vendor lists and price lists to the extent relating primarily to the Division Business (collectively, the "Customer Information"), in each case to the extent that such Promotional Materials and

Customer Information are in the possession of the Seller and not then in the possession of the Purchaser; provided, however, that any failure of Seller to deliver or cause to be delivered any of the foregoing shall not constitute a breach of any provision of this Agreement, except to the extent that such failure shall be knowing and willful.


     (b) As soon as reasonably practicable following the Closing Date but not later than one year following the Closing Date, Purchaser shall discontinue its use of the names "Wyant Heath Care", "Wyant" and any derivation thereof.


     7.14 Vacation. Purchaser agrees to assume the obligation of Seller and its Affiliates to provide paid vacation time to those Division Employees whom Buyer hires to the extent such vacation time has been earned (and has not been used) by such employees as of the Closing Date.


     7.15 Delivery of Certain Division Assets. Within a reasonable time (but not more than forty-five (45) days) after the Closing Date, Seller shall provide Buyer all records, files and papers relating primarily to the Division Assets, including, without limitation, those records, files and papers referred to in Section 2.1(i), which are not located in California or New Jersey.


     7.16 No Third Party Beneficiaries. No provision of this Article 7 shall create any third-party beneficiary rights in any person or organization, including without limitation any employees or former employees (including any beneficiary or dependent thereof) of Seller, Purchaser or any their respective Affiliates, any unions or other representatives of such employees or former employees, or any trustees, administrators, participants or beneficiaries of any employee benefit plan. No provision of this Article 7 shall create such third-party beneficiary rights in any such person or organization in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement, including the currently existing plans of Purchaser and Seller and the Hourly Plan.


     7.17 ISRA Compliance. Seller shall, at Seller's own expense, use commercially reasonable efforts to complete and obtain ISRA Approval with respect to the Division Owned Real Property in the State of New Jersey, including all required cleanups and post-cleanup sampling required by the NJDEP, on or before the closing date. In no event shall Seller's ISRA Approval involve any engineering or institutional controls, including without limitation capping, a deed notice or restriction, or other use restriction on the Division Owned Real Property in the State of New Jersey. Seller shall notify Purchaser in advance of all meetings scheduled between Seller or Seller's representatives and NJDEP, and

Purchaser and Purchaser's representatives shall have the right, without the obligation, to attend and participate in all such meetings.


     7.18 Voting Agreement.  Seller shall promptly request in writing to James
A. Wyant ("Holder") that Holder enter into and deliver to Purchaser an agreement with Purchaser on or before March 13, 1999, substantially in the form of Annex 7.18 (the "Voting Agreement") under which Holder shall, as provided therein, vote not less than a majority of the outstanding voting stock of Seller, in favor of this Agreement, the sale of the Division Assets to Purchaser and the consummation of the other transactions contemplated by this Agreement (subject to Holder's fiduciary duties as described in more detail in the Voting Agreement).

     7.19 Fire Damage Remediation. Seller shall, at Seller's own expense, make those repairs and purchases set forth on Schedule 7.19 hereto ("Remediation Expenses"), which Remediation Expenses are related to damage caused by a fire in September 1998 at the Division's manufacturing facility located at 100 Readington Road, Somerville, New Jersey. If the Remediation Expenses have not been satisfied by the Closing Date, any remaining liability or obligation for Remediation Expenses shall be an Excluded Liability as provided in Section 2.2(g) hereof.


                                   ARTICLE 8


                        CONDITIONS PRECEDENT TO CLOSING


     8.1 Conditions of Purchaser. Notwithstanding any other provision of this Agreement, the obligations of Purchaser to purchase and pay for the Division Assets and assume the Assumed Division Liabilities and to consummate the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:


     (a) No injunction, restraining order or decree of any Governmental Entity shall exist against Purchaser, Seller, the Division or any of the principals, officers or directors of any of them, that restrains, prevents or materially changes the transactions contemplated hereby;


     (b) The Stockholder Approval shall have been obtained;


     (c) The representations and warranties of Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date (other than representations and warranties qualified as to materiality, which shall be true and correct in all respects) and Seller shall have complied with all covenants and agreements and satisfied all conditions on Seller's part to be performed or satisfied on or prior to the Closing Date; provided, that the failure of a representation and warranty to be true or correct or the non-compliance of a covenant or agreement shall not constitute a failure of the condition contained in this Section
8.1(c) if such failure or non-compliance is not a material breach of such representation and warranty or covenant or agreement, and if such failure or non-compliance, both alone and in conjunction with all other such failures and non-compliances, has not had a Material Adverse Effect;


     (d) Purchaser shall have received from Winthrop, Stimson, Putnam & Roberts, counsel for Seller, a favorable written opinion dated the Closing Date and addressed to Purchaser in substantially the form attached as Annex 8.1(d) hereto;


     (e) Purchaser shall have received from the Chief Executive Officer or Chief Financial Officer of Seller a certificate dated the Closing Date stating that the requirements of subsections (b), (c) and (l) of this Section 8.1 have been satisfied;


     (f) Purchaser shall have received a certificate of the Secretary of Seller as to certain proceedings of the Board and stockholders of Seller;


     (g) Purchaser shall have received aggregate cash proceeds in an amount equal to the Purchase Price from the issuance and sale by Purchaser of its equity or debt securities and/or from borrowings under senior secured or revolving credit facilities, in each case on terms reasonably satisfactory to Purchaser (the "Required Financing");


     (h) All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments, releases and documents referenced herein or incident to the transactions contemplated hereby shall be in form and substance reasonably satisfactory to Purchaser and its counsel;


     (i) Purchaser shall have received an ALTA extended coverage Owner's policy of title insurance for the Division Owned Real Property with aggregate liability in the amount of $4.0 million, showing title to the Division Owned Real Property including the Division Improvements vested in Purchaser, together with any endorsements as Purchaser may reasonably request, and subject only to the Permitted Title Matters;


     (j) All consents, waivers, authorizations and approvals from third parties, including from any Governmental Entity, landlord or other Person, set forth on
Schedule 8.1(j) shall have been obtained;


     (k) Seller or any Affiliate of Seller required in connection with the transactions contemplated hereby to file a notification and report form in compliance with the HSR Act shall have filed such form and the applicable waiting period with respect to each such form (including any extension by reason of a request for additional information) shall have expired or terminated;


     (l) No act, event or condition shall have occurred after the date hereof, whether in the Ordinary Course, as a result of changes in general economic conditions or otherwise, which has had or could reasonably be expected to have a Material Adverse Effect;

     (m) Purchaser shall have received a duly executed Covenant Not to Compete of Seller substantially in the form of Annex 8.1(m);

     (n) Purchaser, IFC and Seller, shall have entered into a purchase and supply agreement substantially in accordance with the terms set forth in the term sheet attached hereto as Annex 8.1(n); and

     (o) Seller shall have arranged to have Congress Financial Corporation release its Lien on Division Assets so as to enable Purchaser's lender to substitute itself for Seller's lender in connection with the Purchaser's assumption of the IRB Indebtedness.

     (p) Seller shall have received from NJDEP (i) a No Further Action letter with Covenant not to Sue; (ii) a de minimus quantity exemption; or (iii) unconditional approval of Seller's negative declaration (collectively, "ISRA Approval") or (iv) approval of Seller's remediation agreement or remedial action work plan. Seller shall promptly apply for one of the above, as appropriate, pursuant to the Industrial Sites Recovery Act, N.J.S.A. 13:1K-6 et seq., the regulations promulgated thereunder and any amending or successor legislation and regulations ("ISRA").

     8.2 Conditions of Seller.   Notwithstanding any other provision of this
Agreement, and except as set forth below, the obligations of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

     (a) The conditions set forth in subsections (a), (b), (h) (but as to Seller and its counsel) and (n) of Section 8.1 shall have been satisfied;

     (b) The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date (other than representations and warranties qualified as to materiality, which shall be true and correct in all respects) and Purchaser shall have complied with all covenants and agreements and satisfied all conditions on its part to be performed or satisfied on or prior to the Closing Date, except for breaches that would not have a material adverse effect on Purchaser's ability to consummate the transactions contemplated hereby;

     (c) Seller shall have received from Paul, Hastings, Janofsky & Walker LLP, counsel for Purchaser, a favorable written opinion dated the Closing Date and addressed to Seller in substantially the form attached as Annex 8.2(c) hereto;

     (d) Seller shall have received from the Chief Executive Officer or Chief Financial Officer of Purchaser a certificate dated the Closing Date stating that the requirements of Section 8.2(b) have been satisfied;

     (e) Seller shall have received a certificate of the Secretary of Purchaser as to certain proceedings of the board of directors of Purchaser; and

     (f) All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments, releases and documents referenced herein or incident to the transactions contemplated hereby shall be in form and substance reasonably satisfactory to Seller and its counsel;

     (g) Purchaser or any Affiliate of Purchaser required in connection with the transactions contemplated hereby to file a notification and report form in compliance with the HSR Act shall have filed such form and the applicable waiting period with respect to each such form (including any extension by reason of a request for additional information) shall have expired or terminated; and


                                   ARTICLE 9

                       TERMINATION, AMENDMENT AND WAIVER

     9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

     (a) by mutual consent of Purchaser and Seller;

     (b) by Seller or by Purchaser, by written notice to the other, if the sale of Division Assets to Purchaser shall not have been consummated on or before September 30, 1999 (or such later date as Purchaser and Seller may agree in writing); provided, that the right to terminate this Agreement under this clause (b) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before this date; provided further, that the passage of such period shall be tolled (and the date for such consummation shall be correspondingly extended) for any part thereof (but not exceeding 60 days in the aggregate) during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting consummation of the sale of the Division Assets and the other transactions contemplated by this Agreement or the calling or holding of the Meeting;

     (c) by Purchaser, by written notice to Seller, if prior to the Meeting or the vote of stockholders at the Meeting, the Board (i) shall withdraw or modify in any manner adverse to Purchaser its approval or recommendation of this Agreement, the sale of the Division Assets to Purchaser or the other transactions contemplated by this Agreement, (ii) shall approve any Alternative Proposal, or (iii) shall resolve to take any of the actions specified in sub-clause (i) or (ii) of this clause (c);

     (d) by Purchaser by written notice to Seller if (i) there has been a material (A) misrepresentation, (B) breach of warranty or (C) breach of covenant by Seller under this Agreement and such breach (to the extent that there shall not be continuing a material breach) shall not have been cured within twenty (20) business days after written notice thereof has been received by Seller or (ii) any of the conditions precedent to Closing set forth in
Section 8.1 has not been met on the Closing Date, and, in each case, Purchaser is not then in material default of its material obligations hereunder;


     (e) by Seller by written notice to Purchaser if (i) there has been a material (A) misrepresentation, (B) breach of warranty or (C) breach of covenant by Purchaser under this Agreement and such breach (to the extent that there shall not be continuing a material breach) shall not have been cured within twenty (20) business days after written notice thereof has been received by Purchaser or (ii) any of the conditions precedent to Closing set forth in
Section 8.2 have not been met on the Closing Date, and Seller is not then in material default of its material obligations hereunder;


     (f) by Seller, by written notice to Purchaser, if the Board, in the good faith exercise of its business judgment (based upon the written advice of Seller's counsel (referred to in Section 11.1)) has determined that the Board continuing to recommend to the stockholders of Seller the approval of this Agreement and the sale of the Division Assets to Purchaser would be a breach of the fiduciary duty of the Board of Seller under New York law;


     (g) by Seller or Purchaser, by written notice to the other, if (i) upon a vote at the Meeting, the Stockholder Approval shall not have been obtained or
(ii) the Meeting shall not have been held by September 15, 1999;


     (h) by either party, by written notice to the other, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the sale of the Division Assets to Purchaser or the consummation of the other material transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;


     (i) by Purchaser if there shall have been a material breach of
Section 7.7(a); or


     (j) by Purchaser if the Voting Agreement shall not have been executed and delivered to Purchaser by Holder on or prior to March 13, 1999.


     9.2 Effect of Termination.


     (a) In the case of any termination of this Agreement, the applicable provisions of Sections 1.1, 7.3, 7.4, 7.7, 9.2 and 9.3 and Article 11 shall remain in full force and effect.

     (b) Upon termination of this Agreement as provided in Section 9.1, except as stated in subsection (a) above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or their respective stockholders, directors, officers, employees, agents or other representatives.


     (c) Upon termination of this Agreement, all confidential information received by Purchaser from or on behalf of Seller shall be treated in accordance with the Confidentiality Agreements, which shall remain in full force and effect in accordance with their terms notwithstanding the termination of this Agreement.


     (d) Nothing contained in this Section 9.2 shall release Seller or Purchaser from liability for any breach of this Agreement prior to its termination; provided, however, that in the event this Agreement is terminated pursuant to its terms, or the Closing does not occur for any reason, then the maximum liability of each of Buyer and Seller for one or more breaches of this Agreement prior to such termination shall in no event exceed $350,000.


     9.3 Breakup Fee.


     (a) In the event this Agreement is terminated by Purchaser or Seller, as applicable, pursuant to Sections 9.1(c), (f), (g) or (i) hereof, and Purchaser is not then in material default of its material obligations hereunder, then Seller shall promptly pay to Purchaser in immediately available funds a breakup fee equal to $350,000. The parties acknowledge that the breakup fee payable pursuant to this Section 9.3(a) in the event of a termination solely pursuant to Sections 9.1(c), (g) or (i) hereof constitutes the sole and exclusive remedy of Purchaser for such termination, and, as such, represents Purchaser's liquidated damages as compensation for such termination of this Agreement.


     (b) In the event this Agreement is terminated by Seller pursuant to
Section 9.1(b) hereof as a result of Purchaser's failure to obtain the Required Financing, and Seller is not then in material default of its material obligations hereunder, then Purchaser shall promptly pay to Seller in immediately available funds a breakup fee equal to $350,000. The parties acknowledge that the breakup fee payable pursuant to this Section 9.3(b) in the event of a termination solely pursuant to Section 9.1(b) as a result of Purchaser's failure to obtain the Required Financing constitutes the sole and exclusive remedy of Seller for such termination, and, as such, represents Seller's liquidated damages as compensation for such termination of this Agreement.


     9.4 Amendment. This Agreement may not be amended other than by a written instrument executed by Purchaser and Seller and authorized by their respective boards of directors; provided, that after the Stockholder Approval has been obtained, no amendment may be made that would materially reduce the amount of the Purchase Price or materially and adversely to Seller change the form of payment of the Purchase Price; provided, however, that Seller's officers acting in good faith shall have complete discretion in negotiating the resolution of any dispute over the calculation of the Estimated Purchase Price or the Purchase Price or any Indemnifiable Claim.

     9.5 Waiver. Any term or provision of this Agreement may be waived only in writing by the party entitled to the benefits thereof, by action approved by the board of directors of the waiving party. Any waiver by any party may be given at any time before or after the Stockholder Approval and (i) may extend the time for the performance of any of the obligations or acts of the other party, or (ii) subject to the proviso appearing in Section 9.4, waive compliance with any of the agreements by the other party or with any conditions (other than the condition appearing in Section 8.1(b) or 8.2(a)(but only to the extent that it applies to Section 8.1(b)) to its own obligations. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies of each party under this Agreement are in addition to all other rights and remedies, at law or in equity, that such party may have against the other parties.


                                   ARTICLE 10


                                INDEMNIFICATION


     10.1 Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement or in any writing delivered pursuant hereto or at the Closing shall survive the Closing and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto) until the second anniversary of the Closing Date (the "Survival Period"); provided, that the representations and warranties contained in Sections 4.12(a) and 4.14 shall not terminate until the expiration of any applicable statute of limitations; provided, further, that representations and warranties contained in Sections 4.5 and 4.26 shall not terminate until the third anniversary of the Closing Date; provided, further, that representations and warranties contained in Section 4.2(a) shall not terminate but shall continue indefinitely.


     10.2 Indemnification.


     (a) Seller covenants and agrees to defend, indemnify and hold harmless Purchaser, each officer, director, employee, agent and representative of Purchaser and each Person who controls Purchaser within the meaning of the Securities Act from and against any Damages arising out of or resulting from:
(i) any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing; (ii) the failure of Seller to perform or observe fully any covenant or agreement to be performed or observed by Seller pursuant to this Agreement; or (iii) the failure of Seller to pay, perform and discharge, as and when the same become due, any and all of the Retained Seller Liabilities;


     (b) Purchaser covenants and agrees to defend, indemnify and hold harmless Seller, each officer, director, employee, agent and representative of Seller and each

Person who controls Seller within the meaning of the Securities Act from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Purchaser in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing; (ii) the failure of Purchaser to perform or observe fully any covenant or agreement to be performed or observed by Purchaser pursuant to this Agreement; or (iii) the failure of Purchaser to pay, perform and discharge, as and when the same become due, any and all of the Assumed Division Liabilities.


     10.3 Third Party Claims.


     (a) If any party entitled to be indemnified pursuant to Section 10.2 (an "Indemnified Party") receives notice of the assertion by any third party of any claim or of the commencement by any such third person of any Action (any such claim or Action being referred to herein as an "Indemnifiable Claim") with respect to which another party hereto (an "Indemnifying Party") is or may be obligated to provide indemnification, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the "Claim Notice") of the Indemnifiable Claim; provided, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent that any Damages directly resulted or were caused by such failure.


     (b) The Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice to undertake, conduct and control, through counsel reasonably acceptable to the Indemnified Party, and at Indemnifying Party's expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party unless the Indemnified Party shall have reasonably concluded that there are defenses or counter or cross claims available to it that may not be available to the Indemnifying Party, in which event the Indemnifying Party shall bear the reasonable fees and expenses (and shall pay the same on a current basis as incurred) of counsel and experts selected by the Indemnified Party, in the pursuit of such defenses or claims, and (ii) the Indemnifying Party shall not settle any Indemnifiable Claim as to which the Indemnified Party has a continuing liability without the Indemnified Party's consent, which consent shall not be unreasonably withheld or delayed. So long as the Indemnifying Party is vigorously contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party's consent, which consent shall not be unreasonably withheld or delayed.


     (c) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, the Indemnified Party shall have the right to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided, that the Indemnified Party shall obtain the written consent of the

Indemnifying Party to any compromise or settlement of any such Indemnifiable Claim (which consent may not be unreasonably withheld).


     (d) Anything contained in this Section 10.3 to the contrary notwithstanding, Seller shall not be entitled to assume the defense for any Indemnifiable Claim (and shall be liable for (and shall pay the same on a current basis as incurred) the reasonable fees and expenses incurred by the Indemnified Party in defending such claim) if the Indemnifiable Claim seeks an order, injunction or other equitable relief or relief for other than money damages against Purchaser which Purchaser determines, after conferring with its counsel, cannot be separated from any related claim for money damages and which, if successful, could adversely affect the business, properties or prospects of Purchaser. So long as the Seller is contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Seller's consent, which consent shall not be unreasonably withheld or delayed.

     10.4 Limitations on Indemnification. Notwithstanding any other provision of this Agreement, the liability of the Indemnifying Party for claims under this Agreement shall be limited by the following:

     (a)  An Indemnified Party shall have no right to indemnification under this
Article 10 unless the aggregate of all such Indemnified Party's losses exceed $185,000 and then the Indemnifying Party shall be liable for all such Indemnified Party's losses in excess of such initial $185,000.

     (b)  An Indemnified Party shall have no right to indemnification under this
Article 10 after all Indemnified Parties in the aggregate have received payment of Damages of $2,000,000 in the aggregate.

     (c)  The limitation set forth in subsections (a) and (b) of this Section
10.4 shall not apply to (i) Damages resulting from conduct constituting fraud, by any party hereto in connection with the transactions contemplated hereby,
(ii) Seller's failure to indemnify and hold Purchaser free and harmless in respect of Damages resulting from Seller's failure to pay, perform and to discharge, as and when they become due, any or all Seller Retained Liabilities or (iii) Purchaser's failure to indemnify and hold Seller free and harmless in respect of Damages resulting from Purchaser's failure to perform and to discharge, when they become due, any or all Assumed Division Liabilities.

     (d)  An Indemnified Party shall have no right to indemnification under this
Article 10 for a claim based upon an inaccuracy or breach of a representation or warranty unless that claim is asserted by the Indemnified Party to whom such representation or warranty was made during the period during which such representation or warranty survives under Section 10.1. A claim shall be deemed to have been asserted for purposes of this clause (d) only if the asserting party provides written notice to the Indemnifying Party within the prescribed period setting forth in reasonable detail (to the extent of its information) the basis of its claim and the amount of the indemnity sought (to the extent then determinable).

     (e) The amount of Damages otherwise recoverable under this Article 10 shall be reduced to the extent to which any Federal, state, local or foreign tax liabilities of the Indemnified Party, or any of its respective Affiliates (including in the case of the Purchaser, the Division once the Closing has occurred) is decreased by reason of any Damage in respect of which such Indemnified Party shall be entitled to indemnity under this Agreement, in any event after taking into account any taxes imposed on the receipt of such payment of Damages to the Indemnified Party. Notwithstanding the foregoing, Seller and Purchaser agree that, to the extent permitted by applicable law, any indemnity payments under this Article 10 shall be treated as an adjustment to the Purchase Price.


     (f) No Damages shall be recoverable by an Indemnified Party with respect to any matter which is covered by insurance, to the extent proceeds of such insurance or other third party indemnitor are paid net of any costs incurred in connection with the collection thereof (including, but not limited to present, retrospective, or future premiums, self-insured retention amounts, deductibles, legal and administrative costs and costs of investigations). Each Indemnified Party hereby agrees to file claims with and pursue recovery from all applicable insurers or indemnitors. To the extent such remedies are not exhausted, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against such insurers and third parties.

     (g) Each party hereto acknowledges and agrees that the sole and exclusive remedy with respect to any and all claims arising out of or relating to this Agreement or the transactions contemplated hereby other than with respect to the Voting Agreement, the Covenant Not to Compete of Seller contemplated by
Section 8.1(m), the Escrow Agreement, and Section 2.3 hereof, shall be pursuant to the indemnification provisions contained in this Article 10.

     (h) An Indemnified Party shall have no right to indemnification under this
Article 10 for a claim based upon an inaccuracy or breach of a representation or warranty if such representation or warranty is supplemented or updated between the date hereof and the Closing Date pursuant to Section 7.1(e); provided, that such representation or warranty (i) was true and correct in all material respects as of the date hereof and (ii) after giving effect to such supplement or update, is true and correct in all material respects as of the Closing Date.

     10.5 Deed Indemnification by Purchaser. To the extent that Purchaser asserts any claim or cause of action against Seller under the Deed which results in the Purchaser being entitled to collect from Seller an amount greater than such amount that Purchaser would be entitled to collect pursuant to this Agreement (the "Deed Excess"), Purchaser covenants and agrees to pay such Deed Excess to Seller at the time such Deed Excess is due from Seller, which amount shall be paid by Purchaser by Seller setting off against its obligations under the Deed, Purchaser's obligations hereunder.

                                   ARTICLE 11

                               GENERAL PROVISIONS

     11.1 Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally (including by overnight express or messenger), upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three days after being mailed, or (c) if given by facsimile, upon receipt by facsimile, in each case to the parties at the following addresses or to such other address or facsimile number as shall be specified in writing by the intended recipient of such notice:

     (a) If to the Purchaser, addressed to:

              Paper-Pak Products, Inc.
              1941 White Avenue
              La Verne, California 91750
              Attention: William G. Hopkins,
              President and Chief Executive Officer

              Facsimile:  (909) 392-1726


         With a copy to:


              Paul, Hastings, Janofsky & Walker LLP
              Twenty-Third Floor
              555 South Flower Street
              Los Angeles, California 90071
              Attention:  Alan J. Barton, Esq.

              Facsimile:  (213) 627-0705

     (b) If to Seller:

              Wyant Corporation
              1475 32e Avenue
              Lachine (Quebec) H8T 3J1
              Attention: Donald C. MacMartin,
              Chairman, President and Chief Executive Officer

              Facsimile:  (514) 636-8317

         With a copy to:

              Winthrop, Stimson, Putnam & Roberts
              One Battery Park Plaza

                         New York, New York 10004-1490
                     Attention: Kenneth E. Adelsberg, Esq.


                           Facsimile:  (212) 858-1500


     11.2 Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.


     11.3 Entire Agreement. This Agreement, including the annexes and schedules attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto in respect of its subject matter and supersedes all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter. Without limiting the generality of the preceding sentence, the parties agree that this Agreement supersedes and terminates the letter agreement dated as of October 21, 1998 between Purchaser and Seller.


     11.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and assigns; provided, however, that neither party shall directly or indirectly transfer or assign any of it rights hereunder in whole or in part without the prior written consent of the other party, and any such transfer or assignment without said consent shall be void, ab initio. Subject to the immediately preceding sentence, and except as set forth in Article 10, this Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their permitted successors and assigns; provided, that in any event Purchaser may assign its rights hereunder to any lender or other provider of financing; provided, further, that Purchaser may assign or transfer its rights hereunder to a successor corporation in the event of merger, consolidation, or transfer or sale of all or substantially all of the assets of Purchaser.


     11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.


     11.6 Recitals, Schedules and Annexes. The recitals, schedules and annexes to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.


     11.7 Construction and Miscellaneous.

     (a) The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.


     (b) As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires.


     (c) For the purposes of this Agreement, unless the context clearly requires, "or" is not exclusive.


     (d) This Agreement shall not be construed for or against any party by reason of the authorship or alleged authorship of any provisions hereof.


     (e) For purposes of this Agreement, "including" shall mean "including without limitation."


     (f) References to "$" or "dollars" shall mean lawful currency of the United States.


     (g) References to "Federal" or "federal" shall be to the laws, agencies or other attributes of the United States (and not to any State or locality thereof).


     (h) References to "days" shall mean calendar days; references to "business days" shall mean all days other than Saturday, Sunday and days that are legal holidays in the State of New York.


     11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York.


     11.9 Submission to Jurisdiction. Seller and Purchaser hereby irrevocably submit to the jurisdiction of any New York State court sitting in the Borough of Manhattan, The City of New York, for any action or proceeding arising out of this Agreement or any Annex or Schedule hereto or any document or instrument delivered at the Closing. Seller and Purchaser each hereby waives, to the fullest extent permitted by law, any claim that any action or proceeding brought in any such court was brought in an inconvenient forum. Seller hereby irrevocably appoints CT Corporation System in The City of New York as its agent to receive, on behalf of Seller, service of copies of the summons and complaint and any other process that may be served in any such action or proceeding. Purchaser hereby irrevocably appoints CT Corporation System in The City of New York as its agent to receive, on behalf of Seller, service of copies of the summons and complaint and any other process that may be served in any such action or proceeding. Seller and Purchaser each hereby agrees that any final judgment of the aforesaid Federal court shall be final, binding and conclusive upon it and may be enforced against it (including by levy of a Lien against any of its assets and foreclosure of such Lien) in any other court having jurisdiction over it or its property without any inquiry as to the merits of the claims or facts that have been so adjudicated and hereby waives and agrees not to assert, to the maximum extent permitted by law, any right or claim to challenge such judgment or to question its validity.

     11.10 Disclosure Schedules. Notwithstanding anything in this Agreement to the contrary, in lieu of schedules being attached to this Agreement, Seller shall deliver to Purchaser on the date hereof a disclosure letter (with schedules attached thereto) relating to the appropriate sections of this Agreement.

                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]


     IN WITNESS WHEREOF, each of the parties hereto has executed this Asset Purchase Agreement, or has caused this Asset Purchase Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.


     PURCHASER:


     PAPER-PAK PRODUCTS, INC.


     By:________________________


     Title:


     Name:


     SELLER:


     WYANT CORPORATION


     By:_______________________


     Name:


     Title:

                                       55